UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2007

ASIA TIME CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51981	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 1601-1604, 16/F., CRE Centre
889 Cheung Sha Wan Road, Kowloon, Hong Kong
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code (852)-23100101

SRKP 9, INC.
1900 Avenue of the Stars, Suite 310, Los Angeles, CA 90067
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) on Form 8-K/A, which amends the disclosures contained in the Form 8-K, filed by Asia Time Corporation (“we” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on January 29, 2007 (the “Original Filing”) is being filed to reflect amendments and changes to financial and other disclosures contained in the Form 8-K. Unless indicated otherwise, the disclosures in this Amendment continues to describe conditions as of the date of the Original Filing, and the disclosures contained herein have not been updated to reflect events, results or developments that have occurred after the Original Filing, or to modify or update those disclosures affected by subsequent events. Among other things, forward-looking statements made in the Original Filing have not been revised to reflect events, results or developments that have occurred or facts that have become known to us after the date of the Original Filing, and such forward-looking statements should be read in their historical context. This Amendment should be read in conjunction with the Company’s filings made with the SEC subsequent to the Original Filing, including any amendments to those filings.

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.01, below, regarding the discussion of the Subscription Agreement relating to Asia Time Corporation’s private placement of its Series A Convertible Preferred Stock.

Item 2.01 Completion of Acquisition or Disposition of Assets.

OVERVIEW

We, Asia Time Corporation, a Delaware corporation (formerly known as SRKP 9, Inc. and referred to herein as the “we,” “our,” “us,” “Company” or “Asia Time”), are a distributor of watch movements components used in the manufacture and assembly of watches to a wide variety of timepiece manufacturers. Our core customer base consists primarily of large wholesalers, online retailers and small and medium-sized watch manufacturers that produce watches primarily for sale to customers in Hong Kong and China. To a lesser extent, we design watches for manufacturers and exporters of watches and manufacture and distribute complete watches primarily to online retailers and internet marketers.

CORPORATE INFORMATION

We were incorporated in the State of Delaware on January 3, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On January 23, 2007, we closed a share exchange transaction, described below, pursuant to which we (i) became the 100% parent of Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation (“Times Manufacture”), which has eight wholly-owned subsidiaries consisting of Times Manufacturing & E-Commerce Corporation Ltd., TME Enterprise Ltd., Citibond Design Ltd. and Megamooch Online Ltd., each of which is a British Virgin Islands corporation, and the Hong Kong incorporated subsidiaries Billow Win International Enterprise Ltd., Goldcome Industrial Ltd., Citibond Industrial Ltd., and Megamooch International Ltd., (ii) assumed the operations of Times Manufacture and its subsidiaries, and (iii) changed our name from SRKP 9, Inc. to Asia Time Corporation.

Our corporate offices are located at Room 1601-1604, 16/F., CRE Centre, 889 Cheung Sha Wan Road, Kowloon, Hong Kong.

PRINCIPAL TERMS OF THE SHARE EXCHANGE

On December 15, 2006, we entered into a share exchange agreement with the sole shareholder of Times Manufacture. Pursuant to the share exchange agreement (the “Exchange Agreement”) we agreed to issue shares of our common stock in exchange for all of the issued and outstanding securities of Times Manufacture (the “Share Exchange”). The Share Exchange closed on January 23, 2007.

Upon the closing of the Share Exchange and pursuant to the terms of the Exchange Agreement, we issued an aggregate of 19,454,420 shares of our common stock to the sole shareholder of Times Manufacture in exchange for all of the issued and outstanding securities of Times Manufacture. Times Manufacture also paid an aggregate of $350,000 to the stockholders of SRKP 9, Inc. In addition, prior to the closing of the Share Exchange and the Private Placement, as described below, we effectuated a 1.371188519-for-one stock dividend such that there were 3,702,209 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. We issued no fractional shares in connection with the Share Exchange.

After the closing of the Share Exchange and Private Placement, we had 23,156,629 outstanding shares of common stock, 2,250,348 shares of Series A Convertible Preferred Stock and no options or warrants to purchase shares of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to register a total of 3,702,209 shares of common stock held by our shareholders immediately prior to the Share Exchange. Of these shares held by our shareholders, 1,703,017 shares would be covered by the registration statement filed in connection with the Private Placement (described below) and 1,999,192 shares will be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.

Immediately after the closing of the Share Exchange, on January 23, 2007, we changed our corporate name from “SRKP 9, Inc.” to “Asia Time Corporation.” Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We are applying for the listing of our common stock on the American Stock Exchange. The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

The execution of the Exchange Agreement was reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2006 and a copy of the Exchange Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K.

THE PRIVATE PLACEMENT

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate gross proceeds of $2,952,946 (the “Private Placement”). Of the gross proceeds, $50,000 is represented by a subscription receivable from one investor. WestPark Capital, Inc. (“WestPark”) acted as the placement agent for the Private Placement. For its services as placement agent, WestPark received an aggregate fee of approximately $261,265, which consisted of a commission equal to 9.0% of the gross proceeds from the financing. After commissions and expenses, we received net proceeds of approximately $2.3 million in the Private Placement.

Pursuant to Subscription Agreements entered into with the investors in the Private Placement, each share of the Series A Convertible Preferred Stock is convertible into shares of common stock at a conversion price equal to the per share purchase price. However, if we, at any time prior to the first trading day on which our common stock is quoted on the American Stock Exchange, Nasdaq Capital Market, Nasdaq Global Market or New York Stock Exchange (each a “Trading Market”) sell or issue any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to us are at least $1.0 million, then the aforementioned conversion price shall be reduced to such effective price. Each share of the Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of our common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a Trading Market exceeds 25,000 shares per day for 10 out of 20 prior trading days. Upon liquidation, the holders of the Series A Convertible Preferred Stock shall receive $1.29 per share of the Series A Convertible Preferred Stock then held prior to any other distribution or payment made to holders of the common stock.

We agreed to file a registration statement covering the common stock underlying the Series A Convertible Preferred Stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until our common stock begins to be listed or quoted on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata over a nine month period beginning on the date that is 30 days after listing or quotation of the shares.

Some of the controlling shareholders, control persons of WestPark were also, prior to the completion of the Share Exchange, shareholders and/or control persons of our company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of our company prior to the Share Exchange, Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark and an officer, director and significant shareholder of our company prior to the Share Exchange and Kevin DePrimio and Jason Stern, each employees of WestPark and shareholders of our company prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with our company upon the closing of the Share Exchange. Affiliates of WestPark who own shares of our common stock have agreed to a lock-up whereby they shall not sell an aggregate of 1,528,933 shares of common stock held by them until that date which is nine months from the day that our common stock begins to be traded on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market, the OTC Bulletin Board or the Pink Sheets.

A copy of the Certificate Of Designations, Preferences And Rights Of Series A Convertible Preferred Stock is attached hereto as Exhibit 3.4.

THIS CURRENT REPORT IS NOT AN OFFER OF SECURITIES FOR SALE. ANY SECURITIES SOLD IN THE PRIVATE PLACEMENT HAVE NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.

ASIA TIME’S BUSINESS

Our Company

We are a distributor of watch movements components used in the manufacture and assembly of watches to a wide variety of timepiece manufacturers. Our core customer base consists primarily of wholesalers, and medium-to-large sized watch manufacturers that produce watches primarily for consumer sale. To a lesser extent, we design watches for manufacturers and exporters of watches and manufacture and distribute complete watches primarily to internet marketers.

We have distribution centers and strategically located sales offices throughout Hong Kong and the People’s Republic of China (“China” or “PRC”). We distribute more than 350 products from over 30 vendors, including such market leaders as Citizen Group, Seiko Corporation and ETA SA Manufacture Horlogere Suisse, to a base of over 300 customers primarily through our direct sales force. To enhance our ability to distribute watch movements we provide a variety of value-added services, including automated inventory management services; integration, design and development, management, and extended and post-sale support services.

Corporate Information

We were incorporated in the State of Delaware on January 3, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On January 23, 2007, we closed a share exchange transaction (“Share Exchange”) pursuant to which we (i) issued 19,454,420 shares of our common stock to acquire 100% equity ownership of Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation (“Times Manufacture”), which has eight wholly-owned subsidiaries, (ii) assumed the operations of Times Manufacture and its subsidiaries, and (iii) changed our name from SRKP 9, Inc. to Asia Time Corporation. Our corporate offices are located at Room 1601-1604, 16/F., CRE Centre 889 Cheung Sha Wan Road, Kowloon, Hong Kong.

With respect to this discussion, the terms “we” and “our” refer to Asia Time Corporation, its 100%-owned subsidiary Times Manufacture Times Manufacture and its subsidiaries, Times Manufacturing & E-Commerce Corporation Ltd., TME Enterprise Ltd., Citibond Design Ltd. and Megamooch Online Ltd., each of which is a British Virgin Islands corporation, and the Hong Kong corporate subsidiaries Billion Win International Enterprise Ltd., Goldcome Industrial Ltd., Citibond Industrial Ltd., and Megamooch International Ltd. Times Manufacture was founded in March 2002 and is based in Hong Kong.

Our Industry

A typical watch manufacturing process begins with the watch being designed, either from scratch or based on a chosen watch movement according to the required features. For example, if a watch manufacturer wants to design a three-hand chronograph with split-second, three dials and date, they will source the watch movements that meet these requirements and design the watch according to the specifications of this movement. Next in the process is the sourcing, purchasing or manufacture of the required components, including the watch case, watch movement, strap and crown. The last steps in the process are the assembly of the watch components, followed by testing and quality control.

Except for the largest watch manufactures, such as Citizen, Seiko, and Swatch, which produce and use their own watch movements, most watch manufacturers source and purchase the movements in the market.

In the watch manufacturing process, we provide watch movements directly to the manufacturers or through movement wholesalers, assisting the manufacturers to source the movement by providing technical information, advise, and pricing. We also assist provide our customers with watch design and technical assistance.

There are two categories of watch movements, quartz and mechanical. The main parts of an analog quartz watch movement are the battery; the oscillator, a piece of quartz that vibrates in response to the electric current; the integrated circuit, which divides the oscillations into seconds; the stepping motor, which drives the gear train; and the gear train itself, which makes the watch’s hands move. A digital watch movement has the same timing components as an analog quartz movement but has no stepping motor or gear train.

The main parts of a mechanical watch movement are the winding mechanism; the mainspring, which is the source of the watch’s power; the gear train, which transmits power from the mainspring to the escapement and drives the watch’s minutes and seconds hands; the escapement, which distributes power to the oscillator (i.e., the balance) and controls how fast the mainspring unwinds; the balance itself, which measures out time by vibrating at a steady rate; and the motion works, which moves the watch’s hour hand.

Most mechanical and quartz analog watch movements are made by one of three companies: Japan’s Citizen and Seiko, or Switzerland’s ETA, which is owned by the Swatch Group watch conglomerate. There are several smaller watch movement companies: Ronda, ISA, and others. Digital watch movements are made by various companies, most of them in China. Most watch manufacturers buy the movements, case them and sell them under their own brand names.

Watch movement distributors relieve movement manufacturers of a portion of the costs and personnel needed to warehouse, sell and deliver their products. Distributors market movement manufacturers’ products to a broader range of customers than such manufacturers could economically serve with their direct sales forces. Today, movement distributors have become an integral part of a watch manufacturer’s purchasing and inventory processes. Generally, companies engaged in the distribution of watch movement components, including us, are required to maintain a relatively significant investment in inventories and accounts receivable to be responsive to the needs of customers. To meet these requirements, we, as well as other companies in our industry, typically depend on internally generated funds as well as external sources of financing.

Products

We currently offer over 350 items. Our products primarily consist of watch movements and, to a lesser extent, complete watches.

Watch Movements

We primarily distribute quartz watch movements that are produced primarily in Switzerland and Japan. All quartz watch movements distributed by our company are multi-function and have three hands. The watch movements have high adaptability so that a range of watches, from inexpensive to luxury, may be made from the same watch movement. To a lesser extent, we also offer mechanical movements manufactured by Citizen, ETA and Tsinlien Sea Gull Co. Ltd. For the year ended December 31, 2006, we acquired most of our watch movement products from the following two manufacturers: Citizen Miyota Co., Ltd., which is a member company in the Citizen Group, supplied 64% and Seiko Corporation supplied 32%. The next highest supplier was ETA SA Manufacture Horlogere Suisse, a member of the Swatch Group, which supplied us with less than 1% of our watch movements.

Complete Watches

To a lesser extent we also distribute complete analog-quartz and automatic watches with pricing between $20.00 to $50.00. Manufacturing for these watches is currently outsourced to third party factories in China. Our top three brand names include NxTime, SIDIO and Marcellus. The watches are primarily designed by U.S. designers and range from fashion watches to classic designs. Watches can either be made-to-order or design-to-order.

Strategy

Our goal is to be a leading watch movement and timepiece distributor in Hong Kong and China through the following strategies.

Offer wide-ranging product spectrum to customers. Management estimates that it can increase revenues by broadening our product spectrum and offering more brands of quartz movement to customers. Apart from quartz movement, we intend to offer mechanical movements. By broadening our product spectrum, we hope to increase our market share through sales to manufacturers of high-end watches utilizing sophisticated mechanical movements. We plan to source other brands of quartz and mechanical movement in order to broaden our product spectrum. The number of brands and products that we plan to introduce will depend on the terms and conditions offered by our suppliers.

Manufacture branded proprietary watch movements. To further diversify our product offering and reduce our reliance on third party watch movement manufacturers, we eventually hope to manufacture our own brands of quartz movements and high end mechanical movements in-house. We estimate that our company can replace a portion of our current third-party watch movement sales with our own brand movements, watch movements manufactured in-house would be higher margin offerings than distributed products of third-party suppliers. In addition, in-house manufacturing will allow product offerings at more competitive price points which we believe will enhance our competitive position. To manufacture our own brands of quartz and mechanical movements in-house, would need to acquire watch movement facilities in China and invest in new equipments and research and development. We expect that up to $5.5 million will be required to obtain the equipment and facilities to manufacture branded proprietary watch movements. Our plan to acquire manufacturing facilities and equipment to manufacture our own brand of quartz and mechanical movements in-house will not take place until after the completion of our proposed initial public offering, the proceeds of which will give us a portion of the required capital.

Developing closer relationships with product brands owners and distributors. We believe it is important for our company to develop closer relationships with product brand owners and its distributors, which we believe would lead to more competitive pricing and stable supply of products. We also have plans to develop closer relationships with our existing brands and distributors by expanding our sales force. We intend to commence expansion of our sales force upon the completion of our initial public offering.

Expand the distribution of complete watches. Currently, the distribution of complete watches represents less than 12% of our revenues. As part of our expansion plan, we intend to expand our sales and marketing efforts in China. We believe that a heightened focus in this area can lead to an increase in market share and enhance our earning capacity. It is expected that these watches will be marketed through a lower to middle pricing strategy, with sales price range from US$100-$200. We plan to appoint watch distributors in larger China cities in the next two years to expand the distribution of our complete watches.

Value-Added Services

We also provide a number of value-added services which are intended to attract new customers and to maintain and increase sales to existing customers. These value-added services include:

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Automated inventory management services. We manage our customers’ inventory reordering, stocking and administration functions. These services reduce paperwork, inventory, cycle time and the overall cost of doing business for our customers. The automated inventory management services are provided through our computer system through which we can manage our customer’s inventory reordering, stocking and administration functions. This helps us to provide better service to our customers by understanding their stock level, purchase behavior and allows us to be more responsive to their demands and queries.

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Integration. Our sales specialists work directly with our customers develop and deliver customized solutions and technical support to meet specific requirements for our customers’ applications. We are able to offer customers a one-stop source for their integration needs.

Sales and Marketing

Watch Movements

We believe we have developed valuable long-term customer relationships and an understanding of our customers’ requirements. Our sales personnel are trained to identify our customers’ requirements and to actively market our entire product line to satisfy those needs. We serve a broad range of wholesalers, medium to small watch manufacturers and volume users in China and Hong Kong. We have established inventory management programs to address the specific distribution requirements of our customers.

As a distributor for leading watch movement manufacturers, we are able to offer technical support as well as a variety of supply chain management programs. Technical support and supply chain management services enhance our ability to attract new customers. Many of our services revolve around our use of software automation, computer-to-computer transactions through Internet-based solutions, technically competent product managers and business development managers.

Sales are made throughout China and Hong Kong from the sales departments maintained at our distribution facilities located in Hong Kong and from strategically located sales offices. Sales are made primarily through personal visits by our employees and telephone sales personnel who answer inquiries and receive and process orders from customers. Sales are also made through general advertising, referrals and marketing support from component manufacturers.

Complete Watches

Currently, the main distribution channels of our watches are US direct marketers, online retailers and China department stores. As part of our expansion plan, we intend to increase our focus on China’s complete watch market along with exportation to overseas markets.

With our foothold in Southern China, we intend further develop Eastern China and Northern China regions so as to cover the entire China market in complete watches.

We intend continue to outsource the production of complete watches to third parties. As part of our integrated efforts, we intend to supply these manufacturers with watch movements.

Suppliers

Manufacturers of watch movements are increasingly relying on the marketing, customer service, technical support and other resources of distributors who market and sell their product lines to customers not normally served by the manufacturer, and to supplement the manufacturer’s direct sales efforts for other accounts often by providing value-added services not offered by the manufacturer. Manufacturers seek distributors who have strong relationships with desirable customers, have the infrastructure to handle large volumes of products and can assist customers in the design and use of the manufacturers’ products. Currently, we have stable supplies from many manufacturers, including Miyota, Seiko, ETA and Suissebaches. We continuously seek to identify potential new suppliers. During the fiscal year ended December 31, 2006, products purchased from our ten largest suppliers accounted for 81.1% of our total net sales.

Operations

Inventory management is critical to a distributor’s business. We constantly focus on a high number of resales or “turns” of existing inventory to reduce our exposure to product obsolescence and changing customer demand.

Our central computer system facilitates the control of purchasing and inventory, accounts payable, shipping and receiving, and invoicing and collection information for our distribution business. Our distribution software system includes financial systems, customer order entry, purchase order entry to manufacturers, warehousing and inventory control. Each of our sales departments and offices is electronically linked to our central computer systems, which provide fully integrated on-line, real-time data with respect to our inventory levels. We track inventory turns by vendor and by product, and our inventory management system provides immediate information to assist in making purchasing decisions and decisions as to which inventory to exchange with suppliers under stock rotation programs. In some cases, customers use computers that interface directly with our computers to identify available inventory and to rapidly process orders. Our computer system also tracks inventory turns by customer. We also monitor supplier stock rotation programs, inventory price protection, rejected material and other factors related to inventory quality and quantity. This system enables us to more effectively manage our inventory and to respond quickly to customer requirements for timely and reliable delivery of components.

Competition

The watch movement distribution industry is highly competitive, primarily with respect to price, product availability, knowledge of product and quality of service. We believe that the breadth of our customer base, services and product lines, our level of technical expertise and the overall quality of our services are particularly important to our competitive position. We compete with large distributors such as National Electronics Holding Ltd., as well as mid-size distributors, such as PTS Resources Ltd., many of whom distribute the same or competitive products as we do.

Our major competitors in complete watches include designer brands from overseas, China and Hong Kong such as Guess, Calvin Klein and Dolce & Gabanna.

Backlog

As is typical of watch movement distributors, we have a backlog of customer orders. At December 31, 2006, we had a backlog of approximately $1.38 million as compared to a backlog of approximately $0.87 million at December 31, 2005. We believe that a substantial portion of our backlog represents orders due to be filled within the next 90 days. In recent years, the trend in our industry has been toward outsourcing, with more customers entering into just-in-time contracts with distributors, instead of placing orders with long lead times. As a result, the correlation between backlog and future sales is changing. In addition, we have increased our use of transactions where we purchase inventory based on electronically transmitted forecasts from our customers that may not become an order until the date of shipment and, therefore, may not be reflected in our backlog. Our backlog is subject to delivery rescheduling and cancellations by the customer, sometimes without penalty or notice. For the foregoing reasons our backlog is not necessarily indicative of our future sales for any particular period.

Employees

At December 31, 2006, we had a total of 28 employees. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

Properties

In addition to our executive offices located at Room 1601-1604, 16/F., CRE Centre 889 Cheung Sha Wan Road, Kowloon, Hong Kong, we have offices at the following locations:

Unit B, 17/F, Tower 2,
Maritime Bay,
No. 18 Pui Shing Road,
Tseung Kwan O, Sai Kung,
NT

Car Park No. 77 on the Basement,
Maritime Bay

Flat F, 8/F Hoi Tsui Mansion,
Tower 16 Rivera Gardens,
Nos. 2-12 Yi Lok Street,
Tsuen Wan,
NT

Car Park No. 46, 2/F Podium of
Podium D of Riviera Gardens

Flat G, 59/F,
Tower 6 Banyan Garden,
No. 863 Lai Chi Kok Road
Kowloon

Car Park No. 270
2/F of Banyan Garden

Each of the above properties is owned by our subsidiary Billion Win International Enterprise Ltd.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Current Report on Form 8-K before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This Current Report on Form 8-K also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Current Report on Form 8-K.

RISKS RELATED TO OUR OPERATIONS

We are dependent on a limited number of suppliers. Loss of one or more of our key suppliers could harm our ability to manufacture and deliver our products to our customers, which would have a material adverse effect on our business.

We rely on a limited number of suppliers for products that generate a significant portion of our sales. During the year ended December 31, 2006, products purchased from our 10 largest suppliers accounted for 81.1% of our total net sales. Substantially all of our inventory has been and will be purchased from suppliers with which we have entered into non-exclusive distribution agreements. Moreover, most of our distribution agreements are cancelable upon short notice. As a result, in the event that one or more of those suppliers experience financial difficulties or are not willing to do business with us in the future on terms acceptable to management, our ability to manufacture and deliver our products to our customers would be harmed, which would result in a material adverse effect on our business, results of operations or financial condition. Additionally, our relationships with our customers could be materially adversely affected because our customers depend on our distribution of watch movements from the industry’s leading suppliers.

Our industry is highly cyclical, and an industry downturn could limit our ability to generate revenues and have a material adverse effect on our business.

The watch movement distribution industry and, in particular, the timepiece manufacturing industry has historically been affected by general economic downturns and fluctuations in product supply and demand, often associated with changes in technology and manufacturing capacity. These industry cycles and economic downturns have often had an adverse economic effect upon manufacturers, end-users of watch movements and watch movement distributors, including our company. We cannot predict the timing or the severity of the cycles within our industry, or how long and to what levels any industry downturn and/or general economic weakness will last or be exacerbated by terrorism or war or other factors on our industry. Our revenues closely follow the strength or weakness of the timepiece market, and future downturns in this industry, would have a material adverse effect on our business, results of operations and financial condition.

Rapid technological change and new and enhanced products could cause declines in the value of our inventory or result in obsolescence of our inventory.

The watch movements industry is subject to rapid technological change, new and enhanced products and evolving industry standards, which can contribute to a decline in value or obsolescence of inventory. During an industry and/or economic downturn, it is possible that prices will decline due to an oversupply of product and, therefore, there may be greater risk of declines in inventory value. We cannot assure you that unforeseen new product developments or declines in the value of our inventory will not materially adversely affect our business, results of operations or financial condition, or that we will successfully manage our existing and future inventories.

We make commitments regarding the level of business we sill seek and accept, including production schedules and personnel levels, and significant order cancellations, reductions, or delays by our customers could materially adversely affect our commitments and business.

Our sales are typically made pursuant to individual purchase orders, and we generally do not have long-term supply arrangements with our customers, but instead work with our customers to develop nonbinding forecasts of future requirements. Based on these forecasts, we make commitments regarding the level of business that we will seek and accept, the timing of production schedules and the levels and utilization of personnel and other resources. A variety of conditions, both specific to each customer and generally affecting each customer’s industry, may cause customers to cancel, reduce or delay orders that were either previously made or anticipated. Generally, customers may cancel, reduce or delay purchase orders and commitments without penalty, except for payment for services rendered or products competed and, in certain circumstances, payment for materials purchased and charges associated with such cancellation, reduction or delay. Significant or numerous order cancellations, reductions or delays by our customers could have a material adverse effect on our business, financial condition or results of operations.

The market for our products and services is very competitive and, if we cannot effectively compete, our business will be harmed.

The market for our products and services is very competitive and subject to rapid technological change. We compete with many other distributors of watch movements and complete watches many of which are larger and have significantly greater assets, name recognition and financial, personnel and other resources than we have. As a result, our competitors may be in a stronger position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in customer requirements. Occasionally, we compete for customers with many of our own suppliers and additional competition has emerged from, fulfillment companies, catalogue distributors and e-commerce companies, including on-line distributors and brokers, which have grown with the expanded use of the Internet. We cannot assure you that we will be able to maintain or increase our market share against the emergence of these or other sources of competition. Failure to maintain and enhance our competitive position could materially adversely affect our business and prospects.

Additionally, prices for our products tend to decrease over their life cycle. This reduces resale per component sold. There is also continuing pressure from customers to reduce their total cost for products. Our suppliers may also seek to reduce our margins on the sale of their products in order to increase their own profitability or to be competitive with other suppliers of comparable product. We incur substantial costs on our value-added services required to remain competitive, retain existing business and gain new customers, and we must evaluate the expense of those efforts against the impact of price and margin reductions.

Substantial defaults by our customers on accounts receivable or the loss of significant customers could have a material adverse effect on our liquidity and results of operations.

A substantial portion of our working capital consists of accounts receivable from customers. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for products and services, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collection costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could also impact the cost or availability of financing available to us.

We are dependent on Japanese manufacturers for our watch movements and subject to trade regulations which expose us to political and economic risk.

Approximately 97% of watch movements that we sell are manufactured by Japanese companies. As a result, our ability to sell certain products at competitive prices could be adversely affected by any of the following:

•	increases in tariffs or duties on imports from Japan;

•	changes in trade treaties between Japan and Hong Kong;

•	strikes or delays in air or sea transportation between Japan and Hong Kong;

•	future legislation with respect to pricing and/or import quotas on products imported from Japan; and

•	turbulence in the Japanese economy or financial markets.

Trade regulations between Hong Kong and Japan have remained stable for the past five years. However, there is long-standing political tension between China and Japan, which could intensify, causing trade retaliation and changes in trade regulations. As a special administrative region of China, Hong Kong could be indirectly affected by changes in trade regulation between China and Japan, which would limit our ability to sell our products.

Our industry is subject to supply shortages that could prevent us from manufacturing and delivering our products to our customers in a timely manner. Any delay or inability to deliver our products may have a material adverse effect on our results of operations.

During prior periods, there have been shortages of components in the watch movements industry and the availability of certain movements have been limited by some of our suppliers. We cannot assure you that any future shortages or allocations would not have such an effect on us. A future shortage can be caused by and result from many situations and circumstances that are out of our control, and such shortage could limit the amount of supply available of certain required movements and increase prices affecting our profitability.

The prices of our products are subject to volatility, which could have a negative impact on our sales and gross profit margins.

A portion of the watch movements products we sell have historically experienced volatile pricing. If market pricing for these products decreases significantly, we may experience periods when our investment in inventory exceeds the market price of such products. In addition, at times there are price increases from our suppliers that we are unable to pass on to our customers. These market conditions could have a negative impact on our sales and gross profit margins unless and until our suppliers reduce the cost of these products to us. Furthermore, in the future, the need for aggressive pricing programs in response to market conditions, an increased number of low-margin, large volume transactions and/or increased availability of the supply of certain products, could further impact our gross profit margins.

A reversal of the trend for distribution to play an increasing role in the watch movements industry could limit demand for our services and materially adversely affect our results of operations.

In recent years, there has been a growing trend for large wholesalers and watch manufacturers to outsource their procurement, inventory and materials management processes to third parties, particularly watch movement distributors, including our company. A reversal of this trend for could limit demand for our services, materially adversely affecting our ability to generate revenues. If such a reversal occurs, we may be forced to change the focus of our operations if we are unable to generate sufficient revenues to support our operations as currently conducted.

Our manufacturing capacity restraints and limited experience may cause unexpected costs, delays and make it more difficult to compete, which may have an adverse effect on our results of operations.

As part of our expansion plan, we intend to substantially expand the design and manufacture of our own brands of complete watches and commence the manufacture of branded watch movements in-house. In order to produce our watches and watch movements in quantities sufficient to meet our anticipated market demand we will need to increase our manufacturing capacity by a significant factor over the current level. There are technical challenges to increasing manufacturing capacity, including equipment design and automation, material procurement, problems with production yields and quality control and assurance. Developing commercial scale manufacturing facilities will require the investment of substantial funds and the hiring and retaining of additional management and technical personnel who have the necessary manufacturing experience. We may encounter some difficulties, such as significant unexpected costs and delays, in scaling up the necessary manufacturing operations to produce required quantities of watch movements and watches. The failure to scale-up manufacturing operations in a timely and cost-effective way may adversely affect our income. Moreover, the lack of experience in watch movement and watch manufacture design may make it difficult to compete against companies that have more senior management and experience. If we are unable to satisfy demand for products, our ability to generate revenue could be impaired, market acceptance of our products could be adversely affected and customers may instead purchase our competitors’ products.

If third-party carriers were unable to transport our products on a timely basis, we may be unable to timely deliver products to our customers and our operations could be materially adversely affected.

All of our products are shipped through third party carriers. If a strike or other event prevented or disrupted these carriers from transporting our products, other carriers may be unavailable or may not have the capacity to deliver our products to our customers. If adequate third party sources to ship our products were unavailable at any time, our business would be materially adversely affected.

Our products may be found to be defective and, as a result, warranty and/or product liability claims may be asserted against us which could have a material adverse effect on our business.

Our products are sold at prices that are significantly lower than the cost of the watches in which they are incorporated. Since a defect or failure in a product could give rise to failures in the end products that incorporate them (and claims for consequential damages against us from our customers), we may face claims for damages that are disproportionate to the sales and profits we receive from our products involved. Our business could be materially adversely affected as a result of a significant quality or performance issue in the products sold by us depending on the extent to which we are required to pay for the damages that result. Although we currently have product liability insurance, such insurance is limited in coverage and amount.

The failure to manage growth effectively could have an adverse effect on our business, financial condition, and results of operations.

Any significant growth in the market for our products or entry into new markets by Asia Time may require us to expand our employee base for managerial, operational, financial, and other purposes. As of December 31, 2006, we had 28 full time employees. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees. Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance. For effective growth management, we will be required to continue improving our operations, management, and financial systems and control. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability.

We are dependent on certain key personnel and loss of our sole executive officer, which would have a material adverse effect on our business and results of operations.

Our success is, to a certain extent, attributable to our sole executive officer, Kwong Kai Shun. Kwong Kai Shun oversees the operation of our business. There can be no assurance that we will be able to retain Kwong Kai Shun or that he may not receive and/or accept competing offers of employment. The loss of Kwong Kai Shun could have a material adverse effect upon our business, financial condition, and results of operations.

Our planned expansion into new international markets poses additional risks and could fail, which could cost us valuable resources and affect our results of operations.

We plan to expand sales of products into new international markets including developing and developed countries, such as South America and Europe. These markets are untested for our products and we face risks in expanding the business overseas, which include differences in regulatory product testing requirements, intellectual property protection (including patents and trademarks), taxation policy, legal systems and rules, marketing costs, fluctuations in currency exchange rates and changes in political and economic conditions.

RISKS RELATED TO US DOING BUSINESS IN CHINA

All of our assets are located in Hong Kong and China and substantially all of our revenues are derived from our operations in Hong Kong and China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the results of operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The PRC has operated as a socialist state since the mid-1900s and is controlled by the Communist Party of China. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. The PRC has only permitted provincial and local economic autonomy and private economic activities since 1988. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy, particularly the pharmaceutical industry, through regulation and state ownership. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under current leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We are considered a foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business and other licenses;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further explaining the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transaction or use of assets in China to guarantee offshore obligations. The April notice also provides that failure to comply with the registration procedures set forth therein may result in restrictions on our PRC resident shareholders and subsidiaries. Pending the promulgation of detailed implementation rules, the relevant government authorities are reluctant to commence processing any registration or application for approval required under the SAFE notices.

In addition, on August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the State-Owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE, amended and released the Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises, new foreign-investment rules which took effect September 8, 2006, superseding much, but not all, of the guidance in the prior SAFE circulars. These new rules significantly revise China’s regulatory framework governing onshore-offshore restructurings and how foreign investors can acquire domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

These new rules may significantly affect the means by which offshore-onshore restructurings are undertaken in China in connection with offshore private equity and venture capital financings, mergers and acquisitions. It is expected that such transactional activity in China in the near future will require significant case-by-case guidance from MOFCOM and other government authorities as appropriate. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure its domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance, which could divert the attention of our management and adversely affect our results of operations.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the SAFE notices and new rules. Our business operations or future strategy could be adversely affected by the SAFE notices and the new rules. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, which could limit our ability to acquire companies in the PRC, restricting our ability to expand our operations.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC, and our executive officers and employees have not been subject to the United States Foreign Corrupt Practices Act prior to the completion of the Share Exchange. We can make no assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, in the PRC could adversely affect our employees, customers, and our ability to continue our operations, including manufacturing and distribution.

A renewed outbreak of Severe Acute Respiratory Syndrome, Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where all of our sales occur, could have a negative effect on our operations. Our business is dependent upon our ability to continue to manufacture our products. Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities law.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system. In addition, we may need to rely on a new and developing communication infrastructure to efficiently transfer our information from retail nodes to the headquarter. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations are conducted in Hong Kong and China. Moreover all of our directors and officers are nationals and residents of Hong Kong and China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or our officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

RISKS RELATED TO OUR CAPITAL STRUCTURE

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. We are applying for the listing of our common stock on the American Stock Exchange in the future. There is no guarantee that the American Stock Exchange, or any other exchange or quotation system, will permit our shares to be listed and traded. If we fail to obtain a listing on the American Stock Exchange, we may seek quotation on the OTC Bulletin Board. The NASD has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market (the “NASDAQ Global Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Global Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to file a registration statement with the Securities and Exchange Commission to register the 2,250,348 shares of common stock underlying shares of our Series A Convertible Preferred Stock issued in an equity financing. The registration statement must be filed with 30 days of the closing of the Share Exchange. We also agreed to register all of the 3,702,209 shares of common stock held by our shareholders immediately prior to the Share Exchange. Of these shares, 1,703,017 shares would be covered by the registration statement filed in connection with the Private Placement, and 1,999,192 shares, which are beneficially owned by affiliates of the placement agent would be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement. Of the 1,999,192 shares to be registered, 1,528,933 shares are subject to a lock up arrangement such that the shares may not be sold until nine months after our common stock begins to be traded on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market, the OTC Bulletin Board or the Pink Sheets. All of the shares included in an effective registration statement as described above may be freely sold and transferred except if subject to a lock up agreement.

Additionally, following the Share Exchange, the former sole stockholder of Times Manufacture who received 19,454,420 shares of our comment stock in the Share Exchange may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. As of the closing of the Share Exchange, 1% of our issued and outstanding shares of common stock was approximately 231,566 shares. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Following the Share Exchange, the former sole stockholder of Times Manufacture has significant influence over us.

Our largest shareholder, Kwong Kai Shun, who is also our Chairman of the Board, Chief Executive Officer and Chief Financial Officer, beneficially owns or controls approximately 84.0% of our outstanding shares as of the close of the Share Exchange. As a result of his holding, this shareholder has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. This shareholder also has the power to prevent or cause a change in control. In addition, without the consent of this shareholder, we could be prevented from entering into transactions that could be beneficial to us. The interests of this shareholder may differ from the interests of our shareholders.

The ability of our operating subsidiaries to pay dividends may be restricted due to foreign exchange control regulations of China.

The ability of our operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of our operating subsidiaries. We expect in the future that a substantial portion of our revenue being earned and currency received may be denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

On December 15, 2006, we entered into the Exchange Agreement with the sole shareholder of Times Manufacture, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of Times Manufacture in exchange for shares of our common stock. On January 23, 2007, the Share Exchange closed, Times Manufacture became our 100%-owned subsidiary and our sole business operations became that of Times Manufacture. Also, the management and directors of Times Manufacture became the management and directors of us and we changed our corporate name from SRKP 9, Inc. to Asia Time Corporation.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which includes:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized in respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Our failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act Of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company’s independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2007 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2008 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”) once, and if, it starts trading. Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future, and as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not currently plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and we currently intend to retain any future earnings for funding growth. As a result, you should not rely on an investment in our securities if you require dividend income. Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future. Moreover, you may not be able to resell your shares in our company at or above the price you paid for them. We paid cash dividends of $2.4 million, $642,848, and $Nil during the years ended December 31, 2006, 2005, and 2004 respectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of our recent share exchange on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Dependence on a limited number of suppliers;

•	Cyclicality of our business;

•	Decline in the value of our inventory;

•	Significant order cancellations, reductions or delays;

•	Competitive nature of our industry;

•	Vulnerability of our business to general economic downturn;

•	Our ability to obtain all necessary government certifications and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ADDITIONAL DISCLOSURE

For additional information that would be required if the Company were filing a general form for registration of securities on Form 10 or Form 10-SB, see Item 2.02 for “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Item 3.03 for a description of the Company’s securities post-Share Exchange and related discussion of market price, and Item 4.01 regarding changes in the Company’s accountant, all incorporated by reference herein. Required disclosure regarding the change in control of the Company, the impact on its directors, executive officers, control persons and related compensation and beneficial ownership issues are addressed in Item 5.01, incorporated by reference herein. Attention is also directed to Item 9.01, which provides Times Manufacture’s audited financial statements as of and for the period ended December 31, 2006 and pro forma financial information regarding the effects of the Share Exchange.

Item 2.02 Results of Operations and Financial Condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of Times Manufacture’s (referred to herein as the “Company”, “Asia Time”, “we”, “our”, or “us”) financial condition and results of operations should be read in conjunction with its financial statements and the related notes, and the other financial information included in this information statement.

Forward-Looking Statements

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this report. This report contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this report are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

We are a distributor of watch movements components used in the manufacture and assembly of watches to a wide variety of timepiece manufacturers. There are two categories of watch movements, quartz and mechanical. The main parts of an analog quartz watch movement are the battery; the oscillator, a piece of quartz that vibrates in response to the electric current; the integrated circuit, which divides the oscillations into seconds; the stepping motor, which drives the gear train; and the gear train itself, which makes the watch’s hands move. A digital watch movement has the same timing components as an analog quartz movement but has no stepping motor or gear train. To a lesser extent we also distribute complete analog-quartz and automatic watches with pricing between $20.00 to $50.00. Manufacturing for these watches is currently outsourced to third party factories in China.

Our core customer base consists primarily of large wholesalers, online retailers and small and medium-sized watch manufacturers that produce watches primarily for sale to customers in Hong Kong and China. To a lesser extent, we design watches for manufacturers and exporters of watches and manufacture and distribute complete watches primarily to online retailers and internet marketers.

We are mainly engaged in watch movement distribution business in Hong Kong and China which accounted for approximately 90% of our revenue for the year ended December 31, 2006. We have distribution centers and strategically located sales offices throughout Hong Kong and the People’s Republic of China (“China” or “PRC”). We distribute more than 350 products from over 30 vendors, including such market leaders as Citizen Group, Seiko Corporation and ETA SA Manufacture Horlogere Suisse, to a base of over 300 customers primarily through our direct sales force. To enhance our ability to distribute watch movements we provide a variety of value-added services, including automated inventory management services; integration, design and development, management, and extended and post-sale support services.

Corporate Structure

We were incorporated in the State of Delaware on January 3, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On January 23, 2007, we closed a share exchange transaction (“Share Exchange”) pursuant to which we (i) issued 19,454,420 shares of our common stock to acquire 100% equity ownership of Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation (“Times Manufacture”), which has eight wholly-owned subsidiaries, (ii) assumed the operations of Times Manufacture and its subsidiaries, and (iii) changed our name from SRKP 9, Inc. to Asia Time Corporation. Times Manufacture also paid an aggregate of $350,000 to the stockholders of SRKP 9, Inc. Times Manufacture was founded in January 2002 and is based in Hong Kong.

With respect to this discussion, the terms “we” and “our” refer to Asia Time Corporation, its 100%-owned subsidiary Times Manufacture Times Manufacture and its subsidiaries, Times Manufacturing & E-Commerce Corporation Ltd., TME Enterprise Ltd., Citibond Design Ltd. and Megamooch Online Ltd., each of which is a British Virgin Islands corporation, and the Hong Kong corporate subsidiaries Billion Win International Enterprise Ltd., Goldcome Industrial Ltd., Citibond Industrial Ltd., and Megamooch International Ltd. Times Manufacture was founded in March 2002 and is based in Hong Kong.

In 2005, we re-aligned the structure and business functions of our subsidiaries to clearly define the scopes our business objectives in order to strengthen our ability to effectively conduct our business operations. Billion Win International Enterprise Limited, or Billion Win, is our central sourcing component. Billion Win, which is held indirectly through Times Manufacture, procures and imports watch movements and distributes them to suppliers, volume users in China, and two of our subsidiaries, Goldcome Industrial Limited, or Goldcome, and Citibond Industrial Limited, or Citibond. Goldcome mainly focuses it distributions to wholesalers and large manufacturers and Citibond focuses on distributions to small to medium size manufacturers. Megamooch International Limited is a complete watch distributor and exporter targeting overseas buyers. Another two subsidiaries, TME Enterprise Ltd. and Citibond Design Ltd., are responsible for complete watch design for manufacturers and exporters and handles large volume watch movement transactions between buyers and sellers solely on a commission basis. Megamooch Online Ltd. operations are focused on complete watch marketing and distribution, with manufacturing being outsourced, and its concentrates on overseas markets.

Watch Movement Segment

Presently, Hong Kong does not generally have watch movement manufacturing. Watch movements are largely imported from Japan and Switzerland. The revenue for the watch movement segment of our business for the year ended December 31, 2006 was $73 million, with a gross profit $5.9 million, a 24% and 48% growth respectively, compared to 58.8 million revenue and $4.0 million gross profit for the year ended December 31, 2005. The gross profit margin increased from 6.7% for the year ended December 31, 2005 to 8.1% for the year ended December 31, 2006, primarily due to more diversified products being promoted to customers and higher selling prices as a result of extended credit terms to our customers. We provide a wide product spectrum of products carrying major brands as well as middle-low end China movements. We believe carrying a wide product spectrum enables us to provide a convenient one-stop provider for our customers, which may result in higher sales per customer. We began to target small to medium manufacturers in mid-2005 and our customer base has expanded to more than 300 watch manufacturers. In addition, we have extended our credit period from an average of 30 days to 60 days to major customers that have maintained a history of timely settlement of receivables. We believe that this extension lead to an increase of purchase orders from those customers. We review the credit status of each customer and periodically adjust the credit period to specific customers in an attempt to maximize business with each customer without suffering significant credit risk.

Complete Watch Segment

Revenue of our complete watch segment was $8.1 million for the year ended December 31, 2006, a 93% increase compared to the same period in 2005, in which revenue was $4.2 million. This segment contributed approximately 10% of our revenue in 2006, as compared to 6.7% of revenue for the year ended December 31, 2005. We believe the increase was primarily contributed our offering of value-added design services to our customers at no extra charge. Our main market positioning in China is on the middle-class adult, daily, sporty and classy design.

Recent Events

Completion of the Share Exchange

On December 15, 2006, we entered into a share exchange agreement with the sole shareholder of Times Manufacture. Pursuant to the share exchange agreement (the "Exchange Agreement") we agreed to issue shares of our common stock in exchange for all of the issued and outstanding securities of Times Manufacture (the "Share Exchange"). The Share Exchange closed on January 23, 2007.

Upon the closing of the Share Exchange and pursuant to the terms of the Exchange Agreement, we issued an aggregate of 19,454,420 shares of our common stock to the sole shareholder of Times Manufacture in exchange for all of the issued and outstanding securities of Times Manufacture. Times Manufacture also paid an aggregate of $350,000 to the stockholders of SRKP 9, Inc. In addition, prior to the closing of the Share Exchange and the Private Placement, as described below, we effectuated a 1.371188519-for-one stock dividend such that there were 3,702,209 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. We issued no fractional shares in connection with the Share Exchange.

Pursuant to the terms of the Share Exchange, we agreed to register a total of 3,702,209 shares of common stock held by our shareholders immediately prior to the Share Exchange. Of these shares held by our shareholders, 1,703,017 shares would be covered by the registration statement filed in connection with the Private Placement (described below) and 1,999,192 shares will be included in a subsequent registration statement filed by us no later August 24, 2007, which is six months and 10 days after the date on which we filed the registration statement to register the shares issued in the Private Placement.

The Private Placement

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate gross proceeds of $2,902,946 (the "Private Placement"). Of the gross proceeds, $50,000 is represented by a subscription receivable from one investor. WestPark Capital, Inc. ("WestPark") acted as the placement agent for the Private Placement. For its services as placement agent, WestPark received an aggregate fee of approximately $261,265, which consisted of a commission equal to 9.0% of the gross proceeds from the financing. After commissions and expenses, we received net proceeds of approximately $2.3 million in the Private Placement.

Pursuant to Subscription Agreements entered into with the investors in the Private Placement, each share of the Series A Convertible Preferred Stock is convertible into shares of common stock at a conversion price equal to the per share purchase price. However, if we, at any time prior to the first trading day on which our common stock is quoted on the American Stock Exchange, Nasdaq Capital Market, Nasdaq Global Market or New York Stock Exchange (each a "Trading Market") sell or issue any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to us are at least $1.0 million, then the aforementioned conversion price shall be reduced to such effective price. Each share of the Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of our common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a Trading Market exceeds 25,000 shares per day for 10 out of 20 prior trading days. Upon liquidation, the holders of the Series A Convertible Preferred Stock shall receive $1.29 per share of the Series A Convertible Preferred Stock then held prior to any other distribution or payment made to holders of the common stock.

We agreed to and did file a registration statement covering the common stock underlying the Series A Convertible Preferred Stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until our common stock begins to be listed or quoted on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata over a nine month period beginning on the date that is 30 days after listing or quotation of the shares.

Some of the controlling shareholders, control persons of WestPark were also, prior to the completion of the Share Exchange, shareholders and/or control persons of our company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of our company prior to the Share Exchange, Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark and an officer, director and significant shareholder of our company prior to the Share Exchange and Kevin DePrimio and Jason Stern, each employees of WestPark and shareholders of our company prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with our company upon the closing of the Share Exchange. Affiliates of WestPark who own shares of our common stock have agreed to a lock-up whereby they shall not sell an aggregate of 1,528,933 shares of common stock held by them until that date which is nine months from the day that our common stock begins to be traded on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market, the OTC Bulletin Board or the Pink Sheets.

Critical Accounting Policies and Estimates

Financial Reporting Release No. 60 recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. The Securities and Exchange Commission (“SEC”) defines critical accounting policies as those that are, in management's view, most important to the portrayal of our financial condition and results of operations and those that require significant judgments and estimates.

The preparation of these consolidated financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities at the date of our financial statements. We base our estimates on historical experience, actuarial valuations and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Some of those judgments can be subjective and complex and, consequently, actual results may differ from these estimates under different assumptions or conditions. While for any given estimate or assumption made by our management there may be other estimates or assumptions that are reasonable, we believe that, given the current facts and circumstances, it is unlikely that applying any such other reasonable estimate or assumption would materially impact the financial statements. The accounting principles we utilized in preparing our consolidated financial statements conform in all material respects to generally accepted accounting principles in the United States of America.

Accounting for the impairment of long-lived assets

The long-lived assets held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of fair value less costs to sell.

Inventories

Our inventories are stated at the lower of cost and net realizable value. Cost is determined using the first-in, first-out (FIFO) method. It excludes borrowing costs. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

We evaluate our inventories for excess, obsolescence or other factors rendering inventories as unsellable at normal gross profit margins. Write-downs are recorded so that inventories reflect the approximate market value and take into account our contractual provisions with our suppliers governing price protections and stock rotations. Due to the large number of transactions and complexity of managing the process around price protections and stock rotations, estimates are made regarding the valuation of inventory at market value.

In addition, assumptions about future demand, market conditions and decisions to discontinue certain product lines can impact the decision to write-down inventories. If assumptions about future demand change and/or actual market conditions are different than those projected by management, additional write-downs of inventories may be required. In any case, actual results may be different than those estimated.

Trade receivables

Trade and other receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment. A provision for impairment of trade and other receivables is established when there is objective evidence that we will not be able to collect all amounts due according to the original terms of receivables. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The amount of the provision is recognized in the income statement.

Foreign currency translation

Our consolidated financial statements are presented in United States dollars. Our functional currency is the Hong Kong Dollar (HKD). Our consolidated financial statements are translated into United States dollars from HKD at period-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

Revenue recognition

Sales of goods are recognized when a company has delivered goods to the customer, the customer has accepted the goods and collectibility of the related receivables is reasonably assured. Commission income is recognized in the accounting period in which the services are rendered, by reference to completion of the specific transaction assessed on the basis of the actual service provided as a proportion of the total services to be provided. Interest income is recognized on a time-proportion basis using the effective interest method. When a receivable is impaired, we reduce the carrying amount to our recoverable amount, being the estimated future cash flow discounted at original effective interest rate of the instrument, and continue unwinding the discount as interest income. Dividend income and insurance claims are recognized when the right to receive payment is established.

Deferred income tax

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, if the deferred income tax arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss, it is not accounted for. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax assets is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Income taxes

We account for income tax using an asset and liability approach and allow for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before we are able to realize its benefits, or that future realization is uncertain.

Results of Operations

The following table sets forth certain items in our statement of operations as a percentage of net sales for the periods shown:

	Year ended December 31,
	2006	2005	2004
Net sales	100.0%	100.0%	100.0%
Cost of sales	88%	90.1%	94.6%
Gross profit	12%	9.9%	5.4%
Other income	0.5%	1.5%	-
Depreciation	0.4%	0.4%	0.3%
Administrative and other operating expenses	1.6%	2.3%	3.7%
Income from operations	10.5%	8.7%	1.4%
Other Income	0.3%	0.3%	0.0%
Interest expense	1.3%	0.8%	0.4%
Income before taxes	9.5%	8.2%	1.0%
Income taxes	1.6%	1.5%	0.4%
Net income	7.9%	6.7%	0.6%

Comparison of year ended December 31, 2006 (“Fiscal 2006”) with year ended December 31, 2005 (“Fiscal 2005”)

Net sales for the year ended December 31, 2006 were $81.1 million compared to $63.1 million for the comparable period in 2005, an increase of 28.6%. This increase was largely due to the improved sales of watch movements and completed watches. Sales of watch movements for the year ended December 31, 2006 were $73.0 million compared to $58.8 million for the comparable period in 2005 an increase of 24.2%. The increase was primary due to the increase of volume from 72.9 million to 97.8 million pieces, an increase of 34.2%. Sales of completed watches for the year ended December 31, 2006 was $8.1 million compared to $4.2 million for the comparable period in 2005, an increase of 90.9%.

Cost of sales consists of cost of purchases, net of discounts and returns. Cost of sales was $71.4 million for the year ended December 31, 2006 as compared to $56.8 million for the comparable period in 2005. As a percentage of net sales, cost of sales decreased to 88.0% for the year ended December 31, 2006 compared to 90.0% for the comparable period in 2005. The increase in total dollars was attributable to higher costs associated with our products and the decrease as a percentage of net sales was attributable to improved economy of scale and more trading volume of watch movements. Our increase in revenue was 28.6% and our increase in cost of sales was 25.7% for Fiscal 2006 compared to Fiscal 2005.

Gross profit for the year ended December 31, 2006 were $9.7 million, or 12.0% of net sales, compared to $6.3 million, or 9.9% of net sales for the comparable period in 2005. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are usually a factor of product mix and demand for product. The increase of profit margin was primarily attributable to i) the economies of scale, where we can get a lower cost for the sales, and ii) the improved profit margin by higher mark-up prices as a result of extended credit terms to our customers. Together, the profit margin of movements as a percentage of net sales had increased from 8.1% for the year ended December 31, 2006 as compared to 6.8% of net sales for same period in 2005. There was a slight decrease of profit margin for completed watches for the year ended December 31, 2006 to 47.2% of net sales as compared to 53.8% for the same period of 2005. This was primarily due to the increase of sales of basic units in 2006 which had a lower profit margin. However, this decrease was offset by the increase of profit margin in movement segment, which accounted for 90% of the total sales in 2006.

Administrative and other operating expenses were $1.3 million, or 1.6% of net sales for Fiscal 2006, as compared to $1.4 million, or 2.3% of net sales, for Fiscal 2005. The decrease as a percentage of net sales was primarily attributable to economies of scale. Management considers these expenses as a percentage of net sales to be a key performance indicator in managing our business.

Other income for was $661,587, or 0.8% of net sales for Fiscal 2006, as compared to $1.1 million, or 1.8% of net sales for Fiscal 2005. The decrease as a percentage of net sales was attributable to a number of factors. Bank interest income was $208, 854 for Fiscal 2006 compared to $76,358 in Fiscal 2005, a yearly growth of only 173.5% from Fiscal 2005 to Fiscal 2006 compared with a yearly growth of 385.7% from Fiscal 2004 to Fiscal 2005. There was commission income of $771,432 in Fiscal 2005, which was received for connecting buyers and sellers in China. There were no such activities in 2006. There was dividend income received from our investment in Hang Seng Fund of $8,977 in Fiscal 2006 and $4,481 in Fiscal 2005. There was a one time income derived from $210,594 in the selling of intangible assets in 2006. There was a license fee income of $167,138 in Fiscal 2006 and of $167,141 in 2005. There were net exchange gains in the fluctuation of exchange rates in both Fiscal 2006 and Fiscal 2005 of $1,078 and $1,302, respectively. There was other income, which was income received in delayed payment in both Fiscal 2006 and Fiscal 2005 of $18,635 and $49,440, respectively. We received rental income of $46,284 in Fiscal 2006, which was the rent received from our company-owned properties.

Income taxes for Fiscal 2006 were $1.3 million, or 1.6% of net sales, as compared to $949,000 for Fiscal 2005, or 1.5% of net sales. The decrease of effective income tax rates from 18.4% for Fiscal 2005 to 17.2% for Fiscal 2006 is primarily due to increase in income not subject to tax by $30,000 and decrease in unused tax losses not recognized by $50,000 for Fiscal 2006. Unused tax losses not recognized represents valuation allowances established to reduce deferred tax assets to the amount expected to be realized.

Interest expense increased $546,000 to $1.1 million for Fiscal 2006, compared to $350,000 for Fiscal 2005. This increase is primarily attributable to higher borrowing levels to maintain adequate inventory, and higher borrowing rates. Further increases in borrowing rates would further increase our interest expense, which would have a negative effect on our results of operations.

Net income for Fiscal 2006 was $6.4 million, compared to net income of $4.2 for Fiscal 2005.

Comparison of year ended December 31, 2005 (“Fiscal 2005”) with year ended December 31, 2004 (“Fiscal 2004”)

Net sales for the year ended December 31, 2005 were $63.1 million compared to $36.6 million for the comparable period in 2004, an increase of 72.6%. This increase was largely due to the improved sales of watch movements and the introduction of completed watches segment. Sales of watch movements for the year ended December 31, 2005 were $58.8 million, compared to $36.6 million for the comparable period in 2004, an increase of 60.7%. The increase was primary due to the increase of volume from 31.7 million to 72.9 million pieces, an increase of 130%. There was only small change in the selling price of most of the movements in this period; however, there was much stronger increase in basic units than that in high-end units. Sales of completed watch for the year ended December 31, 2005 was $4.2 million, there were no sales of completed watches in for the comparable period in 2004.

Cost of sales consists of cost of purchases, net of discounts and returns. Cost of sales for the year ended December 31, 2005 was $56.8 million, as compared to $34.6 million for the comparable period in 2004. As a percentage of net sales, cost of sales decreased to 90.0% for the year ended December 31, 2005, compared to 94.6% for the comparable period in 2004. The increase in total dollars was attributable to higher costs associated with our products and the decrease as a percentage of net sales was attributable to improved economy of scale.

Gross profit for the year ended December 31, 2005 was $6.3 million, or 9.9% of net sales, compared to $2.0 million, or 5.3% of net sales for the comparable period in 2004. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are usually a factor of product mix and demand for product. The increase of profit margin was primarily attributable to i) the economies of scale, where we can get a lower cost for the sales, and ii) the introduction of the completed watches segment, which had a 53.8% profit margin as a percentage of net sales compared to the 6.8% of net sales of movements in 2005 .

Administrative and other operating expenses were $1.4 million, or 2.3% of net sales, for Fiscal 2005, as compared to $1.3 million, or 3.7% of net sales, for Fiscal 2004. The decrease as a percentage of net sales was attributable to economy of scale.

Other income was $1.1 million, or 1.8% of net sales for Fiscal 2005, as compared to $28,047, or 0.0% of net sales for Fiscal 2004. The increase as a percentage of net sales was attributable to a number of factors. Bank interest income was $76,358 in Fiscal 2005, compared to $15,720 in Fiscal 2004 a yearly growth of 385.7% from Fiscal 2004 to 2005. There was commission income of $771,432 in Fiscal 2005, which was received for connecting buyers and sellers in China. There were no such activities in 2004. There was a license fee income of $167,141 in Fiscal 2005. There were net exchange gains in the fluctuation of exchange rates in both Fiscal 2005 and Fiscal 2004 of $1,302 and $170, respectively.

Income taxes for Fiscal 2005 were $949,000, or 1.5% of net sales, as compared to $136,000 for Fiscal 2004, or 0.4% of net sales. The decrease of effective income tax rates from 37.7% for Fiscal 2004 to 18.4% for Fiscal 2005 is primarily due to decrease in unused tax losses not recognized by $67,000. Unused tax losses not recognized represents valuation allowances established to reduce deferred tax assets to the amount expected to be realized.

Interest expense increased $350,000 for Fiscal 2005 to $515,000, compared to $165,000 for Fiscal 2004. This increase is primarily attributable to higher borrowing levels to maintain adequate inventory, and higher borrowing rates.

During Fiscal 2005, we recorded a provision for income taxes of $949,000.

Net income for Fiscal 2005 was $4.2 million, compared to net income of $225,000 for Fiscal 2004.

Liquidity and Capital Resources

To provide liquidity and flexibility in funding our operations, we borrow amounts under bank facilities and other external sources of financing. As of December 31, 2006 we had general banking facilities amounted to $13.7 million for overdraft, letter of credit, trust receipt, invoice financing and export loans granted by ten banks. Interest on the facilities ranged from minus 2.0 to 0.75% over the Bank’s Best Lending Rate of Hong Kong (Prime Rate) or Hong Kong Inter Bank Offered Rate (HIBOR). These banking facilities were secured by the leasehold properties, time deposits and held-to maturity investments of the group and personal guarantees executed by our Chairman of the Board.

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate gross proceeds of $2,902,946 (the “Private Placement”). Of the gross proceeds, $50,000 is represented by a subscription receivable from one investor. WestPark Capital, Inc. (“WestPark”) acted as the placement agent for the Private Placement. For its services as placement agent, WestPark received an aggregate fee of approximately $261,265, which consisted of a commission equal to 9.0% of the gross proceeds from the financing. After commissions and expenses, we received net proceeds of approximately $2.3 million in the Private Placement.

Pursuant to Subscription Agreements entered into with the investors in the Private Placement, each share of the Series A Convertible Preferred Stock is convertible into shares of common stock at a conversion price equal to the per share purchase price. However, if we, at any time prior to the first trading day on which our common stock is quoted on the American Stock Exchange, Nasdaq Capital Market, Nasdaq Global Market or New York Stock Exchange (each a “Trading Market”) sell or issue any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to us are at least $1.0 million, then the aforementioned conversion price shall be reduced to such effective price. Each share of the Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of our common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a Trading Market exceeds 25,000 shares per day for 10 out of 20 prior trading days. Upon liquidation, the holders of the Series A Convertible Preferred Stock shall receive $1.29 per share of the Series A Convertible Preferred Stock then held prior to any other distribution or payment made to holders of the common stock.

We agreed to file, and did file, a registration statement covering the common stock underlying the Series A Convertible Preferred Stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor.

For the year ended December 31, 2006, net cash provided by operating activities was $190,906, as compared to net cash used in operating activities of $445,644 and $422,275 for the comparable period in 2005 and 2004. The increase in net cash provided by operating activities in Fiscal 2006 was primarily attributable to an increase in net income, partially offset by an increase in cash used for accounts receivable, prepaid expenses and other receivables, accounts payable and income tax payable. The increase in cash used for accounts receivable was primarily attributable to an increase in net sales of 28.6% for fiscal year 2006 as compared to fiscal year 2005. The increase in cash used for prepaid expenses and other receivables was primarily attributable to an increase in purchase deposits paid from $361,000 of fiscal year 2005 to $1.5 million of fiscal year 2006 and the sales proceed of intangible assets receivable of $301,000. The decrease in cash used for accounts payable was primarily attributable to an increase utilization of bank borrowings to settle purchase costs. The increase in cash used for income tax payable of $702,000 was attributable to settlement of income taxes incurred in fiscal year 2005. The increase in net cash used in operating activities in the Fiscal 2005 was primarily attributable to an increase in accounts receivable of $1.4 million, an increase in inventories of $2.6 million and a decrease in unearned income of $1.6 million, partially offset by an increase in net income of $4.2 million. The increase in net income and account receivable were attributable to the increase in sales in Fiscal 2005 as compared to Fiscal 2004. Inventories were also increased for an expected increase in sales. For Fiscal 2004, the increase in net cash used in operating activities was primarily attributable to an increase in accounts receivable of $2.0 million and an increase in inventories of $2.6 million, offset by an increase in unearned income of $3.1 million and net income of $0.2 million.

Net cash used in investing activities was $860,000 for the year ended December 31, 2006, which was relatively similar to the $875,000 in cash used for the comparable period in 2005. The net cash used in investing activities in Fiscal 2006 reflected the acquisition of two properties for $618,025 which were pledged for banking facilities and the acquisition of manufacturing facilities for the completed watches segment, offset by the disposal of an intangible asset of $300,849 and disposal of equipment of $2,031. The net cash used in investing activities in Fiscal 2005 was due to the acquisition of a property of $330,884 and a held-to-maturity investment fund which were pledged for banking facilities, and the acquisition of plant and equipment of $243,504 and acquisition of furniture and fixtures. The net cash used in investing activities in Fiscal 2004 was due to the acquisition of certain intangible assets, and acquisition of manufacturing facilities for the completed watches segment.

Net cash provided by financing activities was $0.20 million for the year ended December 31, 2006 as compared to $1.18 million and $2.77 million for the comparable period in 2005 and 2004, respectively. The decrease in net cash provided by financing activities was attributable to dividends paid of $2.45 million in 2006 as compared to $642,848 in 2005. The bank borrowing for Fiscal 2005 was increased to $10 million as compared to $7.4 million for Fiscal 2004. The total borrowing amount was granted by ten different banks for overdraft, letters of credit, trusts receipts, invoices financing and export loans. Interest on the facilities ranged from minus 1.5 to 0.5% over the Bank’s Best Lending Rate of Hong Kong (Prime Rate) or Hong Kong Inter Bank Offered Rate (HIBOR). The decrease in net cash provided by financing activities is primarily attributable to dividends paid of $642,000 for Fiscal 2005.

Inventory turnover and average days outstanding are key operating measures that management relies on to monitor our business. For fiscal year 2006, 2005 and 2004, our inventory turnover was 10.8, 10.8 and 13.2 times, respectively. During 2004, our stock level was kept at a relatively low level to improve cash flow however, we also risked stock shortage. In 2005 and 2006 we increased our stock level and, thus, the turnover ratio to a more optimal level of 10.8. We expect the turnover ratio will further decrease in 2007 as the order delivery cycle time of our supplies has shortened, possibly allowing us to keep a lower stock level with a decreased risk of stock shortages. The average days outstanding of our accounts receivable at December 31, 2006 were 29 days, as compared to 24 days and 10.8 days at December 31, 2005 and 2004. The increase in accounts receivable was due to the change in credit policy since 2005 where credit terms of up to 30 days were given to customers who had good credit history in order to improve our profit margin and competitiveness.

In an attempt to reduce our reliance on third-party watch movement manufacturers, we have plans to manufacture our own brands of quartz movements and mechanical movements in-house. To manufacture our own brands of quartz and mechanical movements in-house, we would need to acquire watch movement facilities in China and invest in new equipment and research and development. We expect that up to $5.5 million will be required to obtain the equipment and facilities to manufacture branded proprietary watch movements. Our plan to acquire manufacturing facilities and equipment to manufacture our own brand of quartz and mechanical movements in-house will not take place until after the completion of our proposed initial public offering, the proceeds of which will give us a portion of the required capital. We will be required to raise the appropriate amount of capital needed for our future operations from future equity sales or through debt financings. Failure to obtain funding when needed may force us to delay, reduce, or eliminate our plans to manufacture our own watch movement parts. We may not be able to obtain additional financial resources when necessary or on terms favorable to us, if at all, and any available additional financing may not be adequate. Moreover, new equity securities issued in financings, including any shares of Series A Convertible Preferred Stock or any new series of preferred stock authorized by our Board of Directors, may have greater rights, preferences or privileges than our existing common stock. To the extent stock is issued or options and warrants are exercised, holders of our common stock will experience further dilution.

Based on our current plans, we believe that cash on hand, cash flow from operations and funds available under our bank facilities will be sufficient to fund our capital needs for the next 12 months. However, our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet debt, nor do we have any transactions, arrangements or relationships with any special purpose entities.

Contractual Obligations

Other than those commitments and obligations being entered into in the normal course of business, we do not have any additional, material capital commitments and obligations due to other parties.

Inflation and Seasonality

Inflation and seasonality have not had a significant impact on our operations during the last two fiscal years.

Change In Accountants

On February 23, 2007, we dismissed AJ. Robbins, PC (“AJ. Robbins”) as our independent registered public accounting firm. We engaged AJ. Robbins to audit our financial statements for the period from January 3, 2006 (inception) to February 28, 2006 (collectively, the “Audited Financial Statements”). The decision to change accountants was approved and ratified by our Board of Directors. The report of AJ. Robbins on the Audited Financial Statements did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to our ability to continue as a going concern. During the period beginning from the time we engaged AJ. Robbins as our auditors through February 23, 2007, there have been no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect us, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused AJ. Robbins to make reference to the subject matter of the disagreements in connection with its reports on our financial statements for such periods. We have engaged Dominic KF Chan & Co. as our independent registered public accounting firm, which was the independent registered public accounting firm for Times Manufacture prior to the Share Exchange.

New Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 155”), and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided we have not yet issued financial statements, including for interim periods, for that fiscal year. We do not believe the adoption of SFAS No. 155 will have a material impact on our consolidated financial position or results of operations.

The FASB released SFAS No. 156, “Accounting for Servicing of Financial Assets,” to simplify accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 156 permits an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities after they have been initially measured at fair value. SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. SFAS No. 156 will be effective for us as of December 31, 2006, the beginning of our 2007 fiscal year. We do not believe the adoption of SFAS No. 156 will have a material impact on our consolidated financial position or results of operations.

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes.” This interpretation requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the effect of FIN 48 on our financial statements and do not believe the adoption of FIN No. 48 will have a material impact on our consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. We are currently evaluating the effect, if any, of SFAS 157 on our financial statements. Although we will continue to evaluate the provisions of SFAS No. 157, management currently does not believe the adoption of SFAS No. 157 will have a material impact on our consolidated financial statements.

The FASB released SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans: an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires an employer to recognize the over funded or under funded status of defined benefit and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through an adjustment to comprehensive income. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. We are required to initially recognize the funded status of our defined benefit and other postretirement plans as of December 31, 2006, and to provide the required disclosures in our 2006 annual report on Form 10-K. The adoption of SFAS No. 158 has no material effect on our financial statements.

On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of SFAS No. 115.” The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS. No.157. The Company does not early adopt this statement. Although we will continue to evaluate the provisions of SFAS No. 159, management currently does not believe the adoption of SFAS No. 159 will have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk. We are exposed to credit risk from our cash at bank, fixed deposits and contract receivables. The credit risk on cash at bank and fixed deposits is limited because the counterparts are recognized financial institutions. Contract receivables are subject to credit evaluations. We periodically record a provision for doubtful collections based on an evaluation of the collectibility of contract receivables by assessing, among other factors, the customer's willingness or ability to pay, repayment history, general economic conditions and our ongoing relationship with the customers.

Foreign Currency Risk. The functional currency of our company is the Hong Kong Dollar (HKD). In the future, we expect Renminbi (RMB) also to be a functional currency. Substantially all of our operations are conducted in the PRC. Our sales and purchases are conducted within the PRC in HKD and in the future will include RMB. Conversion of RMB into foreign currencies is regulated by the People's Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. Dollar. Exchange rate fluctuations may adversely affect the value, in U.S. Dollar terms, of our net assets and income derived from its operations in the PRC. In addition, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.

Country Risk. The substantial portion of our business, assets and operations are located and conducted in Hong Kong and China. While these economies have experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of Hong Kong and China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Item 3.02 Unregistered Sales of Equity Securities.

On January 23, 2007, pursuant to the terms of the Exchange Agreement entered into by and between us, Times Manufacture & E-Commerce Corporation Limited (“Times Manufacture”) and the sole shareholder of Times Manufacture, we issued 19,454,420 shares of common stock to Kwong Kai Shun, the sole shareholder of Times Manufacture, in exchange for all of the issued and outstanding securities of Times Manufacture. The securities were offered and issued to the sole shareholder of Times Manufacture in reliance upon an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Kwong Kai Shun was the principal executive officer of Times Manufacture before the Share Exchange and became our principal executive officer after the Share Exchange. The sole shareholder of Times Manufacture qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate of $2,952,946 (the “Private Placement”). Of the gross proceeds, $50,000 is represented by a subscription receivable from one investor. Each share of the Series A Convertible Preferred Stock is convertible into shares of common stock at a conversion price equal to the purchase price of such shares. However, if we, at any time prior to the first trading day on which our common stock is quoted on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange (each a “Trading Market”) sell or issue any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to us are at least $1.0 million, then the aforementioned conversion price shall be reduced to such effective price. Each share of Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of our common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a Trading Market exceeds 25,000 shares per day for 10 out of 20 prior trading days. Upon liquidation, the holders of the Series A Convertible Preferred Stock shall receive $1.29 per share of Series A Convertible Preferred Stock then held prior to any other distribution or payment made to holders of the common stock. A copy of the Certificate Of Designations, Preferences And Rights Of Series A Convertible Preferred Stock is attached hereto as Exhibit 3.4. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving the Company’s securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

THIS CURRENT REPORT IS NOT AN OFFER OF SECURITIES FOR SALE. ANY SECURITIES SOLD IN THE PRIVATE PLACEMENT HAVE NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.

On January 3, 2006, we issued 3,702,209 shares of Common Stock to seven accredited investors (two of whom were officers and directors of our company at the time), for aggregate cash consideration of $2,167. We sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act. Neither us nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or general advertising. No services were performed by any purchaser as consideration for the shares issued. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom, but may not be sold pursuant to the exemptions provided by Section 4(1) of the Securities Act or Rule 144 under the Securities Act, in accordance with the letter from Richard K. Wulff, Chief of the Office of Small Business Policy of the Securities and Exchange Commission’s Division of Corporation Finance, to Ken Worm of NASD Regulation, Inc., dated January 21, 2000.

POST-SHARE EXCHANGE DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $.0001 par value per share, of which 23,156,629 shares are issued and outstanding as of the close of the Share Exchange. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

At the completion of the Share Exchange and Private Placement, the sole shareholder of Times Manufacture prior to the Share Exchange owns approximately 84.0 % of the outstanding shares of our common stock. Accordingly, after completion of the Share Exchange, this stockholder is in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $.0001 per share, from time to time in one or more series. As of the date of this prospectus, 2,250,348 shares of Series A Convertible Preferred Stock have been issued. Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Each share of the Series A Convertible Preferred Stock is convertible into shares of common stock at a conversion price equal to the purchase price of such shares. However, if we, at any time prior to the first trading day on which our common stock is quoted on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange (each a “Trading Market”) sell or issue any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to us are at least $1.0 million, then the aforementioned conversion price shall be reduced to such effective price. Each share of Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of our common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a Trading Market exceeds 25,000 shares per day for 10 out of 20 prior trading days.

If we pay a stock dividend on our shares of common stock, subdivide outstanding shares of common stock into a larger number of shares, combine, through a reverse stock split, outstanding shares of our common stock into a smaller number of shares or issues, in the event of a reclassification of shares of the common stock, any shares of our capital stock, then the conversion price of the Series A Preferred Stock will be adjusted as follows: the conversion price will be multiplied by a fraction, of which (i) the numerator will be the number of shares of common stock outstanding immediately before one of the events described above and (ii) the denominator will be the number of shares of common stock outstanding immediately after such event.

Holder of the Series A Convertible Preferred Stock have the right to one vote per share of common stock issuable upon conversion of the shares underlying any shares of Preferred Stock outstanding as of the record date for purposes of determining which holders have the right to vote with respect to any matters brought to a vote before the Company’s holders of common stock.

In the event of any liquidation, dissolution or winding up of our company, the holders of the Series A Convertible Preferred Stock are entitled to receive in preference to the holders of common stock an amount per share of $1.29 plus any accrued but unpaid dividends. If our assets are insufficient to pay the above amounts in full, then all of our assets will be ratably distributed among the holders of the Series A Convertible Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable were paid in full.

There are no additional specific dividend rights or redemption rights of holders of the Series A Convertible Preferred Stock.

If we redeem or acquired any shares of the Series A Convertible Preferred Stock are converted, those shares will resume the status of authorized but unissued shares of preferred stock and will no longer be designated as Series A Convertible Preferred Stock.

As long as any shares of Series A Convertible Preferred Stock are outstanding, we cannot alter or adversely change the powers, preference or rights given to the Series A Convertible Preferred Stock holders, without the affirmative vote of those holders.

A copy of the Certificate of Designations, Preferences And Rights Of Series A Convertible Preferred Stock is attached hereto as Exhibit 3.4.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

There has never been a public trading market for our common stock and our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We are applying for the listing of our common stock on the American Stock Exchange. As of April 1, 2007, we had 35 registered shareholders.
If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside its control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Our financial position and results of operations;

•	Concern as to, or other evidence of, the reliability and efficiency of our products and services or our competitors’ products and services;

•	Announcements of innovations or new products or services by us or our competitors;

•	U.S. federal and state governmental regulatory actions and the impact of such requirements on our business;

•	The development of litigation against us;

•	Period-to-period fluctuations in our operating results;

•	Changes in estimates of our performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Investor perceptions of us; and

•	General economic and other national conditions.

Dividend Policy

We do not expect to declare or pay any further cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. We paid cash dividends of $2.4 million, $642,848, and $Nil during the years ended December 31, 2006, 2005, and 2004 respectively.

Equity Compensation Plan Information

As of December 31, 2006, we did not have an equity compensation plan.

Delaware Anti-Takeover Law and Charter Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of us, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter our bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Item 5.01 Changes in Control of Registrant.

OVERVIEW

On December 15, 2006, we entered into a share exchange agreement with the sole shareholder of Times Manufacture. Pursuant to the share exchange agreement (the “Exchange Agreement”) we agreed to issue shares of our common stock in exchange for all of the issued and outstanding securities of Times Manufacture (the “Share Exchange”). The Share Exchange closed on January 23, 2007. Upon the closing of the Share Exchange, we (i) became the 100% parent of Times Manufacture, (ii) assumed the operations of Times Manufacture and its subsidiaries and (iii) changed our name from SRKP 9, Inc. to Asia Time Corporation.

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate gross proceeds of $2,952,946 (the “Private Placement”). Of the gross proceeds, $50,000 is represented by a subscription receivable from one investor. WestPark Capital, Inc. (“WestPark”) acted as the placement agent for the Private Placement. For its services as placement agent, WestPark received an aggregate fee of approximately $261,265, which consisted of a commission equal to 9.0% of the gross proceeds from the financing. After commissions and expenses, we received net proceeds of approximately $2.3 million in the Private Placement.

Pursuant to Subscription Agreements entered into with the investors in the Private Placement, each share of the Series A Convertible Preferred Stock is convertible into shares of common stock at a conversion price equal to the per share purchase price. However, if we, at any time prior to the first trading day on which our common stock is quoted on the American Stock Exchange, Nasdaq Capital Market, Nasdaq Global Market or New York Stock Exchange (each a “Trading Market”) sell or issue any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to us are at least $1.0 million, then the aforementioned conversion price shall be reduced to such effective price. Each share of the Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of our common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a Trading Market exceeds 25,000 shares per day for 10 out of 20 prior trading days. Upon liquidation, the holders of the Series A Convertible Preferred Stock shall receive $1.29 per share of the Series A Convertible Preferred Stock then held prior to any other distribution or payment made to holders of the common stock.

We agreed to file a registration statement covering the common stock underlying the Series A Convertible Preferred Stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until our common stock begins to be listed or quoted on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata over a nine month period beginning on the date that is 30 days after listing or quotation of the shares.

Some of the controlling shareholders, control persons of WestPark were also, prior to the completion of the Share Exchange, shareholders and/or control persons of our company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of our company prior to the Share Exchange, Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark and an officer, director and significant shareholder of our company prior to the Share Exchange and Kevin DePrimio and Jason Stern, each employees of WestPark and shareholders of our company prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with our company upon the closing of the Share Exchange. Affiliates of WestPark who own shares of our common stock have agreed to a lock-up whereby they shall not sell an aggregate of 1,528,933 shares of common stock held by them until that date which is nine months from the day that our common stock begins to be traded on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market, the OTC Bulletin Board or the Pink Sheets.

A copy of the Certificate Of Designations, Preferences And Rights Of Series A Convertible Preferred Stock is attached hereto as Exhibit 3.4.

We intend to carry on the business of Times Manufacture and Times Manufacture subsidiaries. We have relocated our executive offices to those of Times Manufacture at Room 1601-1604, 16/F., CRE Centre, 889 Cheung Sha Wan Road, Kowloon, Hong Kong, and its telephone number is (852)-23100101.

For accounting purposes, the Share Exchange is being treated as a reverse acquisition, because the sole shareholders of Times Manufacture own a majority of the issued and outstanding shares of our common stock immediately following the exchange. Due to the issuance of the 19,454,420 shares of our common stock, a change in control of our company occurred on January 23, 2007.

At the consummation of the Share Exchange, our board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Kwong Kai Shun and Michael Mak to the board of directors of our company, with Kwong Kai Shun serving as Chairman. Our directors and officers prior to the Share Exchange then resigned as officers and directors of our company upon the closing of the Share Exchange. In addition, concurrent with the closing of the Share Exchange, our board appointed Kwong Kai Shun as Chairman of the Board, Chief Executive Officer and Chief Financial Officer.

The execution of the Exchange Agreement was reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2006 and a copy of the Exchange Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K. The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Upon closing of the Share Exchange, the following individuals were named to our board of directors and executive management:

Name	Age	Position
Kwong Kai Shun	43	Chairman of the Board, Chief Executive Officer and Chief Financial Officer
Michael Mak	60	Director

Kwong Kai Shun has been the Chairman of the Board, Chief Executive Officer and Chief Financial Officer of Times Manufacture since 2002. Mr. Kwong was educated in Hong Kong, receiving a Post-Secondary Diploma in 1983. He started his career with Wah Kwong Hon Trading Ltd. In 1983; when he left four years later, he was sales manager for the optical and eyewear company. He held management positions with Zeiss Optical Co. and Wing Hing Optical Co. Ltd., which were eyewear and lenses trading companies, for the next four years. Zeiss was a public company listed in Germany. In 1991, he founded and served as Managing Director for Song Lam Industrial Ltd., which was engaged in the watch movement trading business, where he developed his network of contacts and connections throughout China and Southeast Asia. He joined Stanford International Holdings in 1999 and was part of management of BonusAmerica and resigned in 2005.

Michael Mak has been Director of Times Manufacture’s subsidiaries since 2005. Mr. Mak currently serves as President, CEO and a Director of BonusAmerica Worldwide Corp., a Nevada corporation, which is an OTC.BB listed E-Commerce and direct marketing firm providing online shopping. An independent entrepreneur, Mr. Mak founded Stanford International Holding Corporation in 1999 and BonusAmerica Corporation in 2002. He ran eCommerce, a direct marketing firm, from 1999 to present. Mr. Mak started his business career after high school at Berlin & Company (Hong Kong), a financial company, in 1963 as a foreign exchange dealer. He was promoted to Manager five years later, and made Associate Partner in 1972. He managed the organization until 1985 when he immigrated to the USA. He subsequently founded and managed the following corporations: Triwell International Corporation, 1985 to 2005, an importer and wholesaler of general merchandise; Unitex Trading Corporation, 1987 to present, a designer and manufacturer of brand-name leather goods and watches, wholesaling to department stores and specialties stores throughout North America; and Dingbats Inc., 1995 to present, a designer and importer of timepieces and licensed watches to discount stores.

Family Relationships

None

Director Compensation

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity. We intend to develop such a policy in the near future.

The Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee. Functions customarily performed by such committees are performed by our Board of Directors as a whole. We are not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system. We intend to create board committees, including an independent audit committee, in the near future. We also are not currently required to maintain independent members of our Board of Directors. If we are successful in listing our common stock on the American Stock Exchange, it would be required to have, prior to listing, an independent audit committee formed, in compliance with the requirements for listing on the American Stock Exchange and in compliance with Rule 10A-3 of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Prior to the Share Exchange on January 23, 2007, we were a “blank check” shell company that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The officers and directors of our company prior to the Share Exchange are no longer employed by or affiliated with our company.  Richard Rappaport and Anthony Pintsopolous, our President and Chief Financial Officer, respectively, during 2006 prior to Share Exchange, received no compensation or other perquisites for serving in such capacity.

Our Chief Executive Officer, Chief Financial Officer and Chairman of the Board, Kwong Kai Shun, determined the compensation for our current executive officers that was earned and paid in fiscal 2006.  Compensation for our current executive officers, which consist solely of Kwong Kai Shun, is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf.]  Key areas of corporate performance taken into account in setting compensation policies and decisions are growth of sales, cost control, profitability, and innovation.  The key factors may vary depending on which area of business a particular executive officer’s work is focused on.  Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development.  For these reasons, the elements of compensation of our executive officers are salary, housing and bonus.  The salary and housing components of compensation are paid and rewarded to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement. With respect to the amount of a bonus, we determine company achievement based on performance factors and results of operations such as revenues generated, cost of revenues, net income, and whether we obtain significant contracts. We determine achievement level of an executive based on performance factors such as contribution to the achievement of the company.

The annual bonus payment for our Chief Executive Officer will be up to three months salary and up to 200,000 stock options. The annual bonus is subject to a minimum company achievement of $2,000,000 annual profit before tax and is payable on March 31st of each year. The bonus of Kwong Kai Shun is solely based on our company’s performance achievement for the relevant period. We believe that the salary paid to our executive officer during 2006, 2005, and 2004 are indicative of the objectives of our compensation program and reflect the fair value of the services provided to our company. We set an executive’s base salary with the objective of attracting and retaining highly qualified individuals for the relevant position and rewarding individual performance. When setting and adjusting individual executive salary levels, we consider the relevant established salary range, the named executive officer’s responsibilities, experience, potential, individual performance and contribution. We also consider other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.

Currently, we have no specific plans to provide raises after we have become a company with securities publicly traded in the United States.  Although no specific plans have yet been discussed, we may adopt such a plan to provide raises to our executive officers in the future.  Adopting higher compensation in the future may be based on the increased amount of responsibilities to be assumed by each of the executive officers after we become a publicly listed company.  We may also expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.

Our board of directors has not yet developed or considered a compensation program for our executive officers for fiscal 2007 and beyond.  It is expected that our board will seek to establish a compensation program for executive officers that will be designed to attract, as needed, individuals with the skills necessary for us achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  We also expect that our executive compensation program will be designed to afford our executive officers a sense of ownership in our company and overall entrepreneurial spirit, and to link rewards to measurable company and individual performance.

In addition, our board of directors does not currently have a compensation committee. We anticipate that our board of directors will establish a compensation committee in fiscal 2007 that will be comprised of non-employee members of our board of directors. Our current expectation is that the compensation committee of our board of directors will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. Those companies may or may not be public companies or companies located in Hong Kong or China or even, in all cases, companies in a similar business. For 2007, until such time as a formal compensation program and committee is established, which we expect will occur in 2007, our board of directors will determine the bonus levels for 2007 after the completion of the fiscal year. After the compensation committee is formed, it will make such determinations.

On January 1, 2007, Kwong Kai Shun began receiving compensation under a plan pursuant to which he receives monthly compensation with respect to salary, housing and insurance in the amounts of $20,000, $3,000 and $1,000, respectively. Mr. Kwong will also receive an annual bonus equivalent to three months salary. The compensation for Mr. Kwong was set and approved by the Board of Directors.

Summary Compensation Tables

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2006, 2005, and 2004 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	All Other Compensation(2)	Total
Kwong Kai Shun	2006	$61,538	$12,312	$73,850
Chief Executive Officer, Chief Financial Officer and Chairman of the Board	2005	62,500	13,500	75,500
	2004	62,000	13,500	75,500

Richard Rappaport(1)	2006	—	—	—
Former Chief Executive Officer and Former Director	2005	—	—	—
	2004	—	—	—

Anthony Pintsopoulos(1)	2006	—	—	—
Former Chief Financial Officer and Former Director	2005	—	—	—
	2004	—	—	—

(1)   Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company upon the close of the Share Exchange on January 23, 2007.
(2) This relates to automobile, housing and medical personal benefits.

Grants of Plan-Based Awards in 2006

There were no option grants in 2006.

Outstanding Equity Awards at 2006 Fiscal Year-End

There were no option exercises or options outstanding in 2006.

Option Exercises and Stock Vested in Fiscal 2006

There were no option exercises or stock vested in 2006.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Kwong Kai Shun	-	-	-	-	-	-	0
Michael Mak	-	-	-	-	-	-	0

For the year ended December 31, 2006, none of the members of our Board of Directors received compensation for his or her service as a director. We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity. We intend to develop such a policy in the near future.

In January 1, 2007, Michael Mak began receiving compensation under a plan pursuant to which he receives monthly compensation with respect to salary, housing and insurance in the amounts of $15,000, $3,000 and $1,000, respectively. Mr. Mak will also receive an annual bonus equivalent to two months salary. The annual bonus is subject to a minimum achievement of $2million annual profit -before-tax and is payable on the 31st of March of each year. The compensation for Mr. Mak was set and approved by the Board of Directors.

RELATED PARTY TRANSACTIONS

Times Manufacture & E-Commerce Corporation Limited

Times Manufacture & E-Commerce Corporation Limited (“Times Manufacture”) is our wholly-owned subsidiary, which has interlocking executive and director positions with us.

January 2007 Share Exchange

On January 23, 2007, we completed the Share Exchange with Times Manufacture and Kwong Kai Shun, the former sole shareholder of Times Manufacture. At the close of the Share Exchange, Times Manufacture became our wholly-owned subsidiary and 100% of the issued and outstanding securities of Times Manufacture were exchanged for our securities. An aggregate of 19,454,420 shares of our common stock were issued to this shareholder. Further to the Share Exchange, Times Manufacture paid an aggregate of $350,000 to the shareholders of SRKP 9, Inc. As of the close of the Share Exchange, these shareholders owned approximately 84.0% of our issued and outstanding stock. Moreover, concurrent with the closing of the Share Exchange, our board appointed Kwong Kai Shun as Chairman of the Board, Chief Executive Officer and Chief Financial Officer, as well as Michael Mak as a director. Kwong Kai Shun is Chief Executive Officer and director of Times Manufacture.

WestPark Capital, Inc.

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate of $2,902,946 (the “Private Placement”). WestPark Capital, Inc. (“WestPark”) acted as the placement agent for the Private Placement. Of the gross proceeds, $50,000 is represented by a subscription receivable from one investor. For its services as placement agent, WestPark received an aggregate fee of approximately $261,265, which consisted of a commission equal to 9.0% of the gross proceeds from the financing. WestPark is acting as the managing underwriter for our public offering that we intend to conduct. Upon the closing of the offering, we agreed to sell to WestPark Capital, Inc. warrants to purchase up to a number of shares of our common stock that will be determined. The warrants will be exercisable on their date of issuance at a per share exercise price equal to 120% of the public offering price, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will expire five years. The holders of shares of common stock acquired upon exercise of the warrants have the right to include such shares in any future registration statements filed by us and to demand one registration for the shares. In addition, we have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect thereof. We will pay WestPark a non-accountable expense allowance to be determined. We also agreed to retain WestPark as a consultant to assist us with shareholder and investor matters. The consulting arrangement will be for a period of 12 months, which will commence upon the closing of the offering, at a rate of $3,000 per month.

Some of the controlling shareholders, control persons of WestPark were also, prior to the completion of the Share Exchange, shareholders and/or control persons of our company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of our company prior to the Share Exchange, Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark and an officer, director and significant shareholder of our company prior to the Share Exchange and Kevin DePrimio and Jason Stern, each employees of WestPark and shareholders of our company prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with our company upon the closing of the Share Exchange. Affiliates of WestPark who own shares of our common stock have agreed to a lock-up whereby they shall not sell an aggregate of 1,528,933 shares of common stock held by them until that date which is nine months from the day that our common stock begins to be traded on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market, the OTC Bulletin Board or the Pink Sheets.

Agreement of Kwong Kai Shun

In connection with the Private Placement, Kwong Kai Shun, our Chairman of the Board, Chief Executive Officer and Chief Financial Officer, entered into an agreement with the investors in the Private Placement. Mr. Kwong agreed to place 2,326,000 shares of his company common stock in escrow for possible distribution to the investors (the “Escrow Shares”). If our annual net income for 2006 or 2007 as set forth in its filings with the Securities and Exchange Commission is less than $6.3 million or $7.7 million, respectively, a portion if not all of the Escrow Shares will be transferred to the investors based upon our actual net income, if any, for such fiscal years. In addition, Mr. Kwong has agreed to purchase all shares of Series A Preferred Stock then held by such investors at a per-share purchase price of $1.29 if our common stock shall fail to be listed or quoted for trading on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange on or before June 30, 2007. The number of shares Mr. Kwong will distribute to shareholders will be determined by the number of common stock that have not been sold by the investors multiplied by the shortfall in a valuation agreed upon by the parties. The agreed upon shortfall in valuation is calculated using the $1.29 purchase price per share of the common stock, the actual amount of net income for either 2006 or 2007 and a price earning ratio set at 5 for 2006 and 4 for 2007. In no circumstances will the shares distributed by Mr. Kwong exceed 2,326,000. Each shareholder will receive a pro rata amount of shares based on the number of the shares that they hold at the time of distribution. In the event that Mr. Kwong transfers share to investors, it is anticipated that the transfer will be effected under an exemption from registration pursuant to the Securities Act of 1933, as amended.

We believe that the WestPark Capital and Kwong Kai Shun arrangements are at fair market value and are on terms comparable to those that would have been reached in arm's-length negotiations had the parties been unaffiliated at the time of the negotiations.

Director Independence

We are not currently required to comply with director independence requirements under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system. If we are able to list our common stock on the American Stock Exchange, or AMEX, we would be required to maintain a board of directors comprised of at least 50% independent directors and to have an independent audit committee formed, in compliance with the requirements for listing on AMEX and in compliance with Rule 10A-3 of the Securities Exchange Act of 1934. Although none of our directors is currently an “independent director” as that term is defined in the AMEX Company Guide, we intend to comply with the applicable AMEX independence listing requirements in the near future.

Policy for Approval of Related Party Transactions

We do not currently have a formal related party approval policy for review and approval of transactions required to be disclosed pursuant to Item 404 (a) of Regulation S-K. We intend to adopt such a policy once we establish an audit committee, which we anticipate occurring in 2007.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of no monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. We have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE SHARE EXCHANGE

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the closing of the Share Exchange on January 23, 2007 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Immediately prior to the closing of the Share Exchange and the Private Placement, the Company, had outstanding 19,454,420 shares of common stock, no options or warrants to purchase shares of common stock. Immediately after the closing of the Share Exchange and Private Offering, the Company had 23,156,629 issued and outstanding shares of common stock, 1,749,028 shares of Series A Preferred Stock, no options and warrants to purchase shares of common stock.

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock immediately after the closing of the Share Exchange based on 23,156,629 issued and outstanding shares of common stock, by:

—	Each person known to be the beneficial owner of 5% or more of the outstanding common stock of the Company;

—	Each executive officer;

—	Each director; and

—	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Asia Time Corporation, Room 1601-1604, 16/F., CRE Centre, 889 Cheung Sha Wan Road, Kowloon, Hong Kong.

Name and Address of Beneficial Owner	Title	Beneficially Owned Post-Share Exchange	Percent of Class

Officers and directors

Kwong Kai Shun	Chairman of the Board, Chief Executive Officer and Chief Financial Officer	19,454,420	84.0%

Michael Mak	Director	—	—

Officers and Directors as a Group (2 persons)		19,454,420	84.0%

5% of more shareholders

Kam Yuen Suite 2911 Shell Tower Times Square 1 Matheson Street Causeway Bay, Hong Kong		1,550,388(1)	6.3%

Debbie Schwartzberg 1900 Avenue Of The Stars Suite 301 Los Angeles, CA 90067		1,332,795	5.8%

Richard Rappaport 1900 Avenue Of The Stars Suite 301 Los Angeles, CA 90067		1,332,795	5.8%

(1) Represents 775,194 shares of Series A Convertible Preferred Stock held by Success Day International Limited and 775,194 shares of Series A Convertible Preferred Stock held by Sino Sky Enterprise Limited. The Preferred Stock is convertible into shares of Common Stock. Mr. Kam Yuen may be deemed to be the beneficial owner of the shares as the majority shareholder of each of Success Day International Limited and Sino Sky Enterprise Limited. Mr. Kam Yuen disclaims beneficial ownership of the shares except to the

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the consummation of the Share Exchange, Asia Time’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Kwong Kai Shun and Michael Mak to the board of directors of the Company, with Kwong Kai Shun serving as Chairman. The directors and officers of Asia Time prior to the Share Exchange then resigned as officers and directors of Asia Time upon the closing of the Share Exchange. In addition, concurrent with the closing of the Share Exchange, Asia Time’s board appointed Kwong Kai Shun as Chairman of the Board, Chief Executive Officer and Chief Financial Officer.

For complete information regarding the Company’s new officers and directors, refer to “Executive Officers, Directors and Key Employees” under Item 5.01, above.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Immediately after the closing of the Share Exchange, the Company changed its corporate name from “SRKP 9, Inc.” to “Asia Time Corporation” by the filing of Articles of Merger with the Delaware Secretary of State’s Office on January 23, 2007. The Company effected the name change to better reflect the nature of its new business operations following the Share Exchange. The Articles of Merger are attached hereto as Exhibit 3.3. Holders of stock certificates bearing the name “SRKP 9, Inc.” may continue to hold them and will not be required to exchange them for new certificates or take any other action.

On January 23, 2007, concurrently with the close of the Share Exchange, the Company conducted an initial closing a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, the Company sold an aggregate of 1,749,028 shares of Series A Convertible Preferred stock at $1.29 per share. Each share of the Series A Convertible Preferred Stock is convertible into shares of common stock at a conversion price equal to the per share purchase price. The placement agent for the Private Placement received a commission equal to 9.0% of the gross proceeds from the financing. However, if the Company at any time prior to the first trading day on which its common stock is quoted on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange (each a “Trading Market”) sells or issues any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to the Company are at least $1.0 million, then the aforementioned conversion price shall be reduced to such effective price. Each share of Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of the Company’s common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a Trading Market exceeds 25,000 shares per day for 10 out of 20 prior trading days. Upon liquidation, the holders of the Series A Convertible Preferred Stock shall receive $1.29 per share of Series A Convertible Preferred Stock then held prior to any other distribution or payment made to holders of the common stock. A copy of the Certificate Of Designations, Preferences And Rights Of Series A Convertible Preferred Stock is attached hereto as Exhibit 3.4.

Item 5.06 Change in Shell Company Status.

Prior to the closing of the Share Exchange, the Company was a “shell company” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act. As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, the Company ceased being a shell company upon completion of the Share Exchange.

Item 9.01  Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

FINANCIAL STATEMENTS OF TIMES MANUFACTURE

The financial statements of Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation (“Times Manufacture”) as of December 31, 2006 and 2005 and for the years ended December 31, 2006, and 2005 are provided below. You are encouraged to review the financial statements and related notes. The Company is providing financial and other information for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of the Company will be now that the Share Exchange is concluded.

INDEX TO FINANCIAL STATEMENTS

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

2006, 2005, and 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Times Manufacture & E-Commerce Corporation Limited

We have audited the accompanying consolidated balance sheets of Times Manufacture & E-Commerce Corporation Limited (the “Company”) and its subsidiaries (collectively referred to as the “Group”) as of December 31, 2006, 2005 and 2004, and the related consolidated income statement, stockholders’ equity and cash flows for the years ended December 31, 2006, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2006, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years ended December 31, 2006, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

Dominic K.F. Chan & Co
Certified Public Accountants
Hong Kong
April 12, 2007

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

CONSOLIDATED BALANCE SHEET
(Stated in US Dollars)

	At December 31,
	2006	2005	2004
	$	$	$
ASSETS
Current Assets :
Cash and cash equivalents	316,621	780,090	911,487
Restricted cash	4,523,679	4,306,474	3,551,304
Accounts receivable	8,188,985	4,829,586	3,369,326
Prepaid expenses and other receivables - Note 8	2,101,133	394,236	727,934
Tax prepayment	767	16,367	-
Inventories, net - Note 9	6,620,361	6,584,792	3,931,124
Prepaid lease payments - Note 11	22,958	7,993	-

Total Current Assets	21,774,504	16,919,538	12,491,175
Deferred tax assets - Note 6	14,042	-	-
Plant and equipment, net - Note 10	890,258	682,901	696,552
Leasehold lands - Note 11	895,322	315,939	-
Held-to-maturity investments - Note 12	301,196	301,954	-
Intangible assets - Note 13	337,836	584,149	736,934
Restricted cash	257,301	-	-

TOTAL ASSETS	24,470,459	18,804,481	13,924,661

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable	770,360	1,236,418	1,805,995
Other payables and accrued liabilities - Note 14	190,358	145,249	41,798
Advance from a related party - Note 15	-	28,854	89,296
Income tax payable	1,453,051	864,205	95,640
Unearned income - Note 16	-	1,598,314	3,197,160
Bank borrowings - Note 17	13,205,167	10,064,129	7,400,775

Total Current Liabilities	15,618,936	13,937,169	12,630,664
Deferred tax liabilities - Note 6	31,711	-	-

TOTAL LIABILITIES	15,650,647	13,937,169	12,630,664

COMMITMENTS AND CONTINGENCIES - Note 19

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

CONSOLIDATED BALANCE SHEET (Cont’d)
(Stated in US Dollars)

	At December 31,
	2006	2005	2004
	$	$	$
STOCKHOLDERS’ EQUITY
Common stock
Par value : 2006 - US$1 (2005 and 2004 - US$1 and $0.1286)
Authorized: 2006 - 50,000 shares (2005 and 2004 - 50,000 and 5,130,000)
Issued and outstanding: 2006 - 20,002 shares (2005 and 2004 - 20,002 and 5,021,102)	20,002	20,002	654,434
Additional paid-in capital	636,242	636,242	-
Accumulated other comprehensive income	7,470	13,549	412
Retained earnings	8,156,098	4,197,519	639,151

TOTAL STOCKHOLDERS’ EQUITY	8,819,812	4,867,312	1,293,997

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	24,470,459	18,804,481	13,924,661

See notes to consolidated financial statements

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

CONSOLIDATED INCOME STATEMENT
(Stated in US Dollars)

	Year ended December 31,
	2006	2005	2004
	$	$	$

Net sales	81,134,275	63,078,409	36,553,084
Cost of sales - Note 22	(71,393,755)	(56,813,199)	(34,584,844)

Gross profit	9,740,520	6,265,210	1,968,240
Other income - Note 4	424,016	938,573	-
Depreciation	(325,995)	(259,127)	(126,225)
Administrative and other operating expenses - Note 23	(1,284,863)	(1,436,069)	(1,344,786)

Income from operations	8,553,678	5,508,587	497,229
Other income - Note 4	237,571	156,199	28,047
Interest expenses - Note 5	(1,060,536)	(514,637)	(164,558)

Income before taxes	7,730,713	5,150,149	360,718
Income taxes - Note 6	(1,325,761)	(948,933)	(136,117)

Net income	6,404,952	4,201,216	224,601

Earnings per share of common stock - Note 7
- Basic and diluted	320.22	210.04	11.23

Weighted average number of common stock - Note 7
- Basic and diluted	20,002	20,002	20,002

See notes to consolidated financial statements

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Stated in US Dollars)

	Common stock		Additional paid-in	Accumulated other comprehensive	Retained
	Shares	Amount	capital	income	earnings	Total
		$	$	$	$	$

Balance, January 1, 2004	5,011,104	644,436	-	(705)	414,550	1,058,281
Issuance of shares - Note 20	9,998	9,998	-	-	-	9,998
Comprehensive income
Net income	-	-	-	-	224,601	224,601
Foreign currency translation adjustments	-	-	-	1,117	-	1,117
Total comprehensive income	-	-	-	1,117	224,601	225,718

Balance, December 31, 2004	5,021,102	654,434	-	412	639,151	1,293,997
Issuance of shares - Note 20	30,000	30,000	-	-	-	30,000
Restructuring - Note 1	(5,031,100)	(664,432)	636,242	-	-	(28,190)
Comprehensive income
Net income	-	-	-	-	4,201,216	4,201,216
Foreign currency translation adjustments	-	-	-	13,137	-	13,137
Total comprehensive income	-	-	-	13,137	4,201,216	4,214,353
Dividends	-	-	-	-	(642,848)	(642,848)

Balance, December 31, 2005	20,002	20,002	636,242	13,549	4,197,519	4,867,312
Comprehensive income
Net income	-	-	-	-	6,404,952	6,404,952
Foreign currency translation adjustments	-	-	-	(6,079)	-	(6,079)
Total comprehensive income	-	-	-	(6,079)	6,404,952	6,398,873
Dividends	-	-	-	-	(2,446,373)	(2,446,373)

Balance, December 31, 2006	20,002	20,002	636,242	7,470	8,156,098	8,819,812

See notes to consolidated financial statements

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS
(Stated in US Dollars)

	Year ended December 31,
	2006	2005	2004
	$	$	$
Cash flows from operating activities
Net income	6,404,952	4,201,216	224,601
Adjustments to reconcile net income to net cash flows
provided by operating activities :
Amortization of intangible assets	154,436	154,438	35,382
Amortization of leasehold lands	23,247	7,968	-
Depreciation	325,995	259,127	126,225
Loss on disposal of plant and equipment	7,715	-	-
Gain on disposal of intangible assets	(210,594)	-	-
Income taxes	1,325,761	948,933	136,117

Changes in operating assets and liabilities :
Accounts receivable	(3,369,347)	(1,445,937)	(1,997,310)
Prepaid expenses and other receivables	(1,706,789)	334,759	310
Inventories	(52,056)	(2,633,977)	(2,601,377)
Accounts payable	(462,658)	(573,017)	538,433
Other payables and accrued liabilities	45,445	103,007	370
Income tax payable	(701,921)	(199,079)	(76,747)
Unearned income	(1,593,280)	(1,603,082)	3,191,721

Net cash flows provided by / (used in) operating activities	190,906	(445,644)	(422,275)

Cash flows from investing activities
Acquisition of leasehold lands	(618,025)	(330,884)	-
Acquisition of held-to-maturity investments	-	(301,007)	-
Acquisition of intangible assets	-	-	(771,063)
Acquisition of plant and equipment	(544,678)	(243,504)	(781,095)
Proceeds from disposal of plant and equipment	2,031	-	-
Proceeds from disposal of intangible assets	300,849	-	-

Net cash flows used in investing activities	(859,823)	(875,395)	(1,552,158)

Cash flows from financing activities
Proceeds from new short-term bank loans	1,700,622	346,622	140,937
Repayment of short-term bank loans	(525,535)	(408,211)	(11,527)
Repayment of a capital lease	-	-	(6,975)
Net advancement of other bank borrowings	1,789,269	2,946,182	4,176,477
Increase in restricted cash	(484,997)	(755,170)	(2,255,598)
Increase/(decrease) in bank overdrafts	199,893	(250,997)	599,814
Advance from a related party	(28,763)	(60,511)	122,571
Dividends paid	(2,446,373)	(642,848)	-

Net cash flows provided by financing activities	204,116	1,175,067	2,765,699

Net (decrease) / increase in cash and cash equivalents	(464,801)	(145,972)	791,266
Effect of foreign currency translation on cash and cash equivalents	1,332	14,575	7,242
Cash and cash equivalents - beginning of year	780,090	911,487	112,979

Cash and cash equivalents - end of year	316,621	780,090	911,487

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS (Cont’d)

(Stated in US Dollars)

	Year ended December 31,
	2006	2005	2004
	$	$	$
Supplemental disclosures for cash flow information :
Cash paid for :
Interest	1,060,536	514,637	164,558
Income taxes	701,921	199,079	76,747

See notes to consolidated financial statements

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Corporation information and reorganization

Times Manufacture & E-Commerce Corporation Limited (the “Company”) was incorporated in the British Virgin Islands on March 21, 2002.

Recapitalization

The Company entered into an Exchange Agreement dated December 15, 2006 (the “Exchange Agreement”) with Asia Time Corporation (formerly SRKP 9, Inc.), incorporated in the State of Delaware (“Asia Time”) and Mr. Kwong Kai Shun, the sole shareholder of the 100% of the capital shares of the Company, (“Original Shareholder”). The closing of the Exchange Agreement occurred on January 23, 2007.

At the closing of the Exchange Agreement, Asia Time acquired all of the Company’s capital shares (the “Company Shares”) from the Original Shareholder, and the Original Shareholder transferred and contributed all of his Company Shares to Asia Time. In exchange, Asia Time issued 19,454,420 shares of its Common Stock to the Original Shareholder.

As a result of the closing of the Exchange Agreement, the Company became the wholly owned subsidiary of Asia Time.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Corporation information and reorganization (Cont’d)

Restructuring

For the purpose of reverse takeover transaction (“RTO”), the companies comprising the group underwent the restructuring on December, 2005 (the “Re-structuring”), the Company acquired all of the outstanding and issued shares of common stock of its subsidiaries (including Times Manufacturing & E-Commerce Corporation Limited (“TMEHK”), Billion Win International Enterprise Limited (“BW”), Citibond Industrial Limited (“CI”), Goldcome Industrial Limited (“GI”) and Megamooch International Limited (“MI”)) from their then existing stockholders in consideration for the issuance of 20,000 shares of $1 each of the company’s voting common stock, representing 99.99% of the voting power in the Company.

Before acquisition of TME HK group, TME HK acquired all of the outstanding and issued shares of common stock of its subsidiaries (including BW, CI, GI and MI) from their then existing stockholders in consideration for the issuance of 10,000 shares of $1 each of the TME HK’s voting common stock.

Corporate Structure - Before Restructuring

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Corporation information and reorganization (Cont’d)

Corporate Structure - After Restructuring

2.	Description of business

The Company and its subsidiaries is engaged in trading of completed watches and watch components.

Name of company	Place and date of incorporation	Issued and fully paid capital	Principal activities
Times Manufacture & E-Commerce Corporation Ltd	British Virgin Islands March 21, 2002	US$20,002 Ordinary	Investment holding
Times Manufacturing & E-Commerce Corporation Ltd (“TME HK”)	British Virgin Islands January 2, 2002	US$20,000 Ordinary	Investment holding
Billion Win International Enterprise Ltd (“BW”)	Hong Kong March 5, 2001	HK$5,000,000 Ordinary	Trading of watch components
Goldcome Industrial Ltd (“GI”)	Hong Kong March 2, 2001	HK$10,000 Ordinary	Trading of watch components
Citibond Industrial Ltd (“CI”)	Hong Kong February 28, 2003	HK$1,000 Ordinary	Trading of watch components
Megamooch International Ltd (“MI”)	Hong Kong April 2, 2001	HK$100 Ordinary	Trading of watches and watch components
TME Enterprise Ltd	British Virgin Islands November 28, 2003	US$2 Ordinary	Investment holding
Citibond Design Ltd	British Virgin Islands August 1, 2003	US$2 Ordinary	Inactive
Megamooch Online Ltd	British Virgin Islands June 6, 2003	US$2 Ordinary	Trading of watches and watch components

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies

Basis of presentation and consolidation

On December, 2005, the Restructuring was completed and accordingly, accounting for recapitalization is adopted for the preparation of the comparative figures of the consolidated financial statements. It means that the consolidated financial statements for the year ended December 31, 2005 and 2004 are issued under the name of the legal parent, the Company, but includes the consolidated financial statements of TME Enterprise Limited, Citibond Design Limited and Megamooch Online Limited and the combined financial statements of TMEHK, BW, CI, GI and MI.

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

The results of subsidiaries acquired or disposed of during the years are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal.

The Company also evaluates consolidation of entities under Financial Accounting Standards Board (FASB) Interpretation No.46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 requires management to evaluate whether an entity or interest is a variable interest entity and whether the Company is the primary beneficiary. Consolidation is required if both of these criteria are met. The Company does not have any variable interest entities requiring consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of property, plant and equipment and intangible assets. Actual results could differ from those estimates.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Concentrations of credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist principally of accounts receivable. The Group extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, the management of the Group has delegated a team responsibility for determination of credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, the Group reviews the recoverable amount of each individual trade debt at each balance sheet date to ensure that adequate impairment losses are made for irrecoverable amounts. In this regard, the directors of the Group consider that the Group’s credit risk is significantly reduced. Other than set forth below, no customers represented 10% or more of the Group’s net sales and accounts receivable.

At December 31, 2006, 2005 and 2004, customers represented 10% or more of the Group’s net sales and their related accounts receivable are:

	Year ended December 31
	2006	2005	2004
	$	$	$

1st largest customer	9,587,395	15,112,655	4,482,110
2nd largest customer	8,935,246	7,047,980	-

Net sales	18,522,641	22,160,635	4,482,110

Accounts receivable	1,463,565	-	417,954

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less.

Restricted cash

Deposits in banks for securities of bank overdrafts and borrowings that are restricted in use are classified as restricted cash.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Accounts receivable

Accounts receivable are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the year end. An allowance is also made when there is objective evidence that the Group will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified. The Group extends unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. The Group does not accrue interest on trade accounts receivable.

During the reporting years, the Group had no bad debt experienced and, accordingly, did not make any allowance for doubtful debts.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis and includes only purchase costs. There are no significant freight charges, inspection costs and warehousing costs incurred for any of the periods presented. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Group’s reserve requirements generally increase as the management projected demand requirements; decrease due to market conditions, product life cycle changes. During the reporting years, the Company did not make any allowance for slow-moving or defective inventories.

Leasehold land

Leasehold lands, representing upfront payment for land use rights, are capitalized at their acquisition cost and amortized using the straight-line method over the lease terms.

Intangible assets

Intangible assets with limited useful lives are stated at cost less accumulated amortization and accumulated impairment losses.

Amortization of intangible assets is provided using the straight-line method over their estimated useful lives at the following annual rates :-

Trademarks	20%
Websites	20%

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Held-to-maturity investments

The company’s policies for investments in debt and equity securities are as follows:

Non-derivative financial assets with fixed or determinable payments and fixed maturities that the company has the positive ability and intention to hold to maturity are classified as held-to-maturity securities. Held-to-maturity securities are initially recognized in the balance sheet at fair value plus transaction costs. Subsequently, they are stated in the balance sheet at amortized cost using the effective interest method less any identified impairment losses.

Investments are recognized / derecognized on the date the company commits to  purchase / sell the investments or they expire.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives at the following annual rates :-

Buildings	over the unexpired lease term
Furniture and fixtures	20 - 25%
Office equipment	25 - 33%
Machinery and equipment	25 - 33%
Moulds	33%
Motor vehicles	25 - 33%

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Group recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cashflows attributable to such assets.

No impairment of long-lived assets was recognized for any of the years presented.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Revenue recognition

Revenue from sales of the Group’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time of delivery and the sales price is fixed or determinable and collection is reasonably assured.

During the reporting years, the amounts of provisions and reserves for sales allowances are:

	Year ended December 31
	2006	2005	2004
	$	$	$
Sales allowances	481,389	996,898	646,365

During the reporting years, the Group experienced no sales return and, accordingly, no allowance for returns has been provided.

Unearned income

Unearned income is revenue received from customers for the goods sold or services rendered that the earning process has not been completed as the significant risks and rewards for the performance of services or goods being sold has not transferred from the Group to the customers taking into account the conditions as stipulated in SFAS No. 48 have not all been satisfied and it is impracticable to ascertain a reasonable estimate of loss or provision without sufficient objective evidence in quantified amount.

Advertising and promotion expenses

Advertising and promotion expenses are charged to expense as incurred.

Advertising and promotion expenses amounted to $2,502, $19,718 and $66,914 during 2006, 2005 and 2004 respectively are included in administrative and other operating expenses.

Income taxes

The Group uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Comprehensive income

The Group has adopted SFAS 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments of the Group.

Foreign currency translation

The functional currency of the Group is Hong Kong dollars (“HK$”). The Group maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Group which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

	2006	2005	2004
Year end HK$ : US$ exchange rate	7.7730	7.7535	7.7760
Average yearly HK$ : US$ exchange rate	7.7783	7.7778	7.7893

Fair value of financial instruments

The carrying values of the Group’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, deposits, trade and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Basic and diluted earnings per share

The Company reports basic earnings or loss per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the common stock outstanding during the years.

Recent accounting pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory costs - an amendment of ARB No. 43, Chapter 4.” (“SFAS 151”). SFAS 151 amends ARB 43, Chapter 4 to clarify that “abnormal” amount of idle freight, handling costs and spoilage should be recognized as current period charges. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 has no material effect on our financial statements.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”), which revises SFAS No. 123, “Accounting for Stock Based Compensation”, and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize in the financial statements the cost of employee services received in exchange for awards of equity instruments, based on the grant-date fair value of those awards. This cost is to be recognized over the period during which an employee is required to provide service in exchange for the award (typically the vesting period). SFAS 123R also requires that benefits associated with tax deductions in excess of recognized compensation cost be reported as a financing cash inflow, rather than as an operating cash flow as required under current literature.

SFAS 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method.

Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based awards granted or modified after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but this method also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123. The Company is adopting SFAS 123R effective January 1, 2006 using the modified prospective method.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Recent accounting pronouncements (Cont’d)

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which changes the requirements for the accounting for and reporting of a change in accounting principle. The statement requires retrospective application to prior period financial statements of changes in accounting principle, unless impracticable to do so. It also requires that a change in the depreciation, amortization, or depletion method for long-lived non-financial assets be accounted as a change in accounting estimate, effected by a change in accounting principle. Accounting for error corrections and accounting estimate changes will continue under the guidance in APB Opinion 20, “Accounting Changes”, as carried forward in this pronouncement. The statement is effective for fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 has no material effect on our financial statements.

In November 2005, the FASB issued FSP Nos. FAS 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is ‘other-than-temporary’, and the measurement of an impairment loss. The investment is impaired if the fair value is less than cost. The impairment is ‘other-than-temporary’ for equity securities and debt securities that can contractually be prepaid or otherwise settled in such a way that the investor would not recover substantially all of its cost. If ‘other-than-temporary’, an impairment loss shall be recognized in earnings equal to the difference between the investment’s cost and its fair value. The guidance in this FSP is effective in reporting periods beginning after December 15, 2005. The adoption of FSP No. 115-1 and 124-1 has no material effect on our financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 155”), and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the Company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company does not believe the adoption of SFAS No. 155 will have a material impact on the Company’s consolidated financial position or results of operations.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Recent accounting pronouncements (Cont’d)

The FASB released SFAS No. 156, “Accounting for Servicing of Financial Assets,” to simplify accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 156 permits an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities after they have been initially measured at fair value. SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. SFAS No. 156 will be effective for the Company as of December 31, 2006, the beginning of the Company’s 2007 fiscal year. The Company does not believe the adoption of SFAS No. 156 will have a material impact on the Company’s consolidated financial position or results of operations.

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes.” This interpretation requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings if any. The Company is currently evaluating the effect of FIN 48 on its financial statements and does not believe the adoption of FIN No. 48 will have a material impact on the Company’s consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. The Company is currently evaluating the effect, if any, of SFAS 157 on its financial statements. Although we will continue to evaluate the provisions of SFAS No. 157, management currently does not believe the adoption of SFAS No. 157 will have a material impact on our consolidated financial statements.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Recent accounting pronouncements (Cont’d)

The FASB released SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans: an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires an employer to recognize the over funded or under funded status of defined benefit and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through an adjustment to comprehensive income. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company is required to initially recognize the funded status of its defined benefit and other postretirement plans as of December 31, 2006. The Company is assessing the impact on the adoption of SFAS No. 158 will have on the Company’s consolidated financial position.

On February 15, 2007, the FASB issued SFAS No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of SFAS No. 115.” The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS. No.157. The Company does not early adopt this statement. Although we will continue to evaluate the provisions of SFAS No. 159, management currently does not believe the adoption of SFAS No. 159 will have a material impact on our consolidated financial statements.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

4.	Other income

	Year ended December 31,
	2006	2005	2004
	$	$	$
Operating income
Commission income	-	771,432	-
Gain on disposal of intangible assets	210,594	-	-
License fee of intangible assets	167,138	167,141	-
Rental income	46,284	-	-

	424,016	938,573	-
Non-operating income
Bank interest income	208,854	76,358	15,720
Dividend income	8,977	4,481	-
Insurance compensation	-	8,325	-
Net exchange gains	1,078	1,302	170
Other interest income	18,635	49,440	-
Sundry income	27	16,293	12,157

	237,571	156,199	28,047

	661,587	1,094,772	28,047

5.	Interest expenses

	Year ended December 31,
	2006	2005	2004
	$	$	$

Interest on bank trust receipts	981,184	457,983	139,209
Interest on short-term bank loans	25,322	6,254	14,505
Interest on bank overdrafts	54,030	45,302	6,648
Interest on a capital lease	-	-	1,947
Interest on other loans	-	5,098	2,249

	1,060,536	514,637	164,558

6.	Income taxes

	Year ended December 31,
	2006	2005	2004
	$	$	$

Hong Kong profits tax
Current year	1,311,479	948,933	136,117
Over provision in prior year	(3,375)	-	-

	1,308,104	948,933	136,117
Deferred taxes	17,657	-	-

	1,325,761	948,933	136,117

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

6.	Income taxes (Cont’d)

The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the applicable statutory income tax rate of 17.5% to income before taxes for the years ended December 31, 2006, 2005 and 2004 respectively.

	Year ended December 31,
	2006	2005	2004
	$	$	$

Income before taxes	7,730,713	5,150,149	360,718

Provision for income taxes at Hong Kong income
tax rate	1,352,875	901,276	63,126
Recognition of temporary differences not recognized previously	24,659	-	-
Temporary differences not recognized	(12,377)	45,927	(44,228)
Income not subject to tax	(43,870)	(14,147)	(1)
Non-deductible expenses for income tax purposes	7,363	27	418
Over provision in prior year	(3,375)	-	-
Utilization of tax losses not recognized previously	-	(35,068)	(1,327)
Unused tax losses not recognized	486	50,918	118,129

	1,325,761	948,933	136,117

The major components of deferred tax recognized in the consolidated balance sheets as of December 31, 2006, 2005 and 2004 are as follows :

	At December 31
	2006	2005	2004
	$	$	$

Temporary difference on accelerated tax
depreciation on plant and equipment	17,669	-	-

Deferred tax liabilities, net	17,669	-	-

Recognized in the balance sheet:
Net deferred tax assets	(14,042)	-	-
Net deferred tax liabilities	31,711	-	-

	17,669	-	-

There was no significant unprovided deferred taxation for 2005 and 2004.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

7.	Earnings per share

Earnings per share have been calculated giving retroactive effect to the shares issued as part of the Restructuring. That is, the 20,002 shares issued during that transaction have been calculated as being outstanding for all three years.

The Company has no dilutive instruments, such as options and warrants. Accordingly, the basic and diluted earnings per share are the same.

8.	Prepaid expenses and other receivables

	At December 31,
	2006	2005	2004
	$	$	$

Rental receivable	46,314	-	-
Interest receivable	20,218	-	-
Purchase deposits paid	1,530,372	361,221	727,725
Sales proceeds of intangible assets receivable	301,042	-	-
Other deposits and prepayments	203,187	33,015	209

	2,101,133	394,236	727,934

9.	Inventories

	At December 31
	2006	2005	2004
	$	$	$

Merchandises, at cost - completed watches	1,745,648	3,630,754	2,446,048
Merchandises, at cost - watch movements	4,874,713	2,954,038	1,485,076

	6,620,361	6,584,792	3,931,124

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

10.	Plant and equipment

	At December 31,
	2006	2005	2004
	$	$	$
Cost
Buildings	242,350	104,008	-
Furniture and fixtures	492,866	478,811	350,425
Office equipment	145,911	137,410	124,157
Machinery and equipment	321,626	128,974	128,601
Moulds	384,665	230,863	230,195
Motor vehicles	45,928	26,375	26,299

	1,633,346	1,106,441	859,677

Accumulated depreciation
Buildings	8,441	2,542	-
Furniture and fixtures	237,508	140,271	21,049
Office equipment	100,612	68,766	35,020
Machinery and equipment	93,475	32,447	6,633
Moulds	276,936	153,139	76,732
Motor vehicles	26,116	26,375	23,691

	743,088	423,540	163,125

Net
Buildings	233,909	101,466	-
Furniture and fixtures	255,358	338,540	329,376
Office equipment	45,299	68,644	89,137
Machinery and equipment	228,151	96,527	121,968
Moulds	107,729	77,724	153,463
Motor vehicles	19,812	-	2,608

	890,258	682,901	696,552

Depreciation expenses included in administrative and other operating expenses for the years ended 2006, 2005 and 2004 are $325,995, $259,127 and $126,225 respectively.

As at December, 2006, 2005 and 2004, the carrying amount of buildings pledged as security for the Group’s banking facilities amounted to $233,909, $101,466 and $Nil respectively.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

11.	Leasehold lands

	At December 31
	2006	2005	2004
	$	$	$

Cost	949,514	331,924	-

Accumulated amortization	31,234	7,992	-

Net	918,280	323,932	-

Analyzed for reporting purposes as:
Current asset	22,958	7,993	-
Non-current asset	895,322	315,939	-

	918,280	323,932	-

Amortization expenses included in administrative and other operating expenses for the years ended 2006, 2005 and 2004 are $23,247, $7,968 and $Nil respectively.

As at December, 2006, 2005 and 2004 the carrying amount of leasehold lands pledged as security for the Group’s banking facilities amounted to $918,280, $323,932 and $Nil respectively.

12.	Held-to-maturity investments

	At December 31,
	2006	2005	2004
	$	$	$

Hang Seng Capital Guarantee Investment Fund
- 30,000 units at $10 each, interest rate at 10.5% in 3.75 years
Cost	301,196	301,954	-

Fair value	294,410	275,100	-

As at December, 2006, 2005 and 2004 the carrying amount of held-to-maturity investments pledged as security for the Group’s banking facilities amounted to $301,196, $301,954 and $Nil respectively.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

13.	Intangible assets

	At December 31,
	2006	2005	2004
	$	$	$
Cost
Trademarks	200,695	201,199	200,617
Websites	421,459	573,418	571,759

	622,154	774,617	772,376
Accumulated amortization
Trademarks	112,389	72,431	32,099
Websites	171,929	118,037	3,343

	284,318	190,468	35,442
Net
Trademarks	88,306	128,768	168,518
Websites	249,530	455,381	568,416

	337,836	584,149	736,934

Amortization expenses included in administrative and other operating expenses for the years ended 2006, 2005 and 2004 are $154,436, $154,438 and $35,382 respectively.

Estimated aggregate future amortization expenses for the succeeding three years as of December 31, 2006 were as follows:

$

2007	124,430
2008	124,430
2009	88,976

337,836

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

14.	Other payables and accrued liabilities

	At December 31,
	2006	2005	2004
	$	$	$

Accrued expenses	181,352	145,249	41,798
Sales deposits received	9,006	-	-

	190,358	145,249	41,798

15.	Advance from a related party

Advance from a related party for working capital is as follows:

	At December 31,
	2006	2005	2004
	$	$	$

Advance from a director	-	28,854	89,296

The above advance is interest-free, unsecured and has no fixed repayment terms.

16.	Unearned income

Unearned income is the amount received from a customer, which is an unrelated party, for the goods sold that were given nine months credit period (2005 and 2004: one year) and were only required to pay the Group after the expiration of the credit period from the day such goods were supplied and delivered. Since there is a possibility that the customer may return the goods, revenue is not recognized until the time stipulated in the contract for rejection has expired and no goods is returned in due course to substantiate the risk and reward for such trading activities carried out by the Group are matched and recognized under the U.S. GAAP.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

17.	Bank borrowings

	At December 31
	2006	2005	2004
	$	$	$
Secured:
Bank overdrafts repayable on demand	551,714	352,577	602,614
Repayable within one year
Non-recurring bank loans	1,469,866	294,764	129,631
Other bank borrowings	11,183,587	9,416,788	6,668,530

	13,205,167	10,064,129	7,400,775

As of December 31, 2006, the Company’s banking facilities are composed of the following:

		Amount
Facilities granted	Granted	Utilized	Unused
	$	$	$

Bank overdrafts	643,252	551,714	91,538
Non-recurring bank loans	1,469,866	1,469,866	-
Other facilities including:
- Outstanding letter of credit
- Letter of credit under trust receipt
- Invoice /account payable financing	11,578,541	11,183,587	394,954

	13,691,659	13,205,167	486,492

As of December 31, 2006, the above banking borrowings were secured by the following:

(a)	first fixed legal charge over leasehold land and buildings with carrying amounts of $1,152,189 (note 10 and 11);

(b)	charge over bank deposits of $4,780,980;

(c)	charge over held-to-maturity investments of $301,196 (note 12);and

(d)	personal guarantee executed by a director of the Company;

One of the subsidiaries, Billion Win International Enterprise Limited, should maintain a minimum net worth of $1,286,504.

The interest rates of short-terms notes payable were at 7.5% to 8.375% per annum with various maturity rates.

The interest rates of non-recurring bank loans were at Hong Kong Prime Rate minus 0.75% to 2% per annum.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

18.	Pension plans

The Group participates in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance “MPF Scheme” for all its eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in the employment in Hong Kong. Contributions are made by the Group’s subsidiary operating in Hong Kong at 5% of the participants’ relevant income with a ceiling of HK$20,000. The participants are entitled to 100% of the Group’s contributions together with accrued returns irrespective of their length of service with the Group, but the benefits are required by law to be preserved until the retirement age of 65. The only obligation of the Group with respect to MPF Scheme is to make the required contributions under the plan.

The assets of the schemes are controlled by trustees and held separately from those of the Group. Total pension cost was $18,749, $18,802 and $15,346 during 2006, 2005 and 2004 respectively.

19.	Commitments and contingencies

Operating leases commitments

The Group leases office premises under various non-cancelable operating lease agreements that expire at various dates through years 2007 to 2008, with an option to renew the lease. All leases are on a fixed repayment basis. None of the leases includes contingent rentals. Minimum future commitments under these agreements payable as of December 31, 2006 are as follows :-

Year ending December 31	$

2007	89,011
2008	70,272

159,283

Rental expenses for the years ended 2006, 2005 and 2004 were $103,624, $138,262 and $47,466 respectively.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

20.	Common stock

	At December 31
	Number of shares			Amount
	2006	2005	2004	2006	2005	2004

Authorized:
The Company of $1 each	50,000	50,000	50,000	50,000	50,000	50,000
TMEHK of $1 each	-	-	50,000	-	-	50,000
BW of $0.1286	-	-	5,000,000	-	-	643,004
GI of $0.1286	-	-	10,000	-	-	1,286
CI of $0.1286	-	-	10,000	-	-	1,286
MI of $0.1286	-	-	10,000	-	-	1,286

	50,000	50,000	5,130,000	50,000	50,000	746,862

Issued and outstanding:
The Company of $1 each	20,002	20,002	2	20,002	20,002	2
TMEHK of $1 each	-	-	10,000	-	-	10,000
BW of $0.1286	-	-	5,000,000	-	-	643,004
GI of $0.1286	-	-	10,000	-	-	1,286
CI of $0.1286	-	-	1,000	-	-	129
MI of $0.1286	-	-	100	-	-	13

	20,002	20,002	5,021,102	20,002	20,002	654,434

21.	Segment Information

For management purposes, the Group is currently organized into two major principal activities - trading of watch movements (components) and trading of completed watches. These principal activities are the basis on which the Group reports its primary segment information.

2006	Watch movements	Completed watches	Total
	$	$	$
Sales	73,047,632	8,086,643	81,134,275

Cost of sales	(67,125,406)	(4,268,349)	(71,393,755)

Segment result	5,922,226	3,818,294	9,740,520

Acquisition of leasehold lands	618,025	-	618,025
Acquisition of plant and equipment	158,227	386,451	544,678
Depreciation	159,003	166,992	325,995
Amortization of intangible assets	-	154,436	154,436
Amortization of leasehold lands	23,247	-	23,247

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

21.	Segment Information (Cont’d)

2005	Watch movements	Completed watches	Total
	$	$	$
Sales	58,843,209	4,235,200	63,078,409

Cost of sales	(54,856,836)	(1,956,363)	(56,813,199)

Segment result	3,986,373	2,278,837	6,265,210

Acquisition of leasehold lands	330,884	-	330,884
Acquisition of plant and equipment	243,504	-	243,504
Depreciation	183,180	75,947	259,127
Amortization of intangible assets	-	154,438	154,438
Amortization of leasehold lands	7,968	-	7,968

2004	Watch movements	Completed watches	Total
	$	$	$
Sales	36,533,084	-	36,553,084

Cost of sales	(34,584,844)	-	(34,584,844)

Segment result	1,968,240	-	1,968,240

Acquisition of plant and equipment	551,293	229,802	781,095
Acquisition of intangible assets	-	771,063	771,063
Depreciation	49,654	76,571	126,225
Amortization of intangible assets	-	35,382	35,382

The Group’s operations are primarily in Hong Kong and China and the Group’s sales, gross profit and total assets attributable to other geographical areas are less than 10% of the Group’s corresponding consolidated totals for the years ended December, 2006, 2005 and 2004. Consequently, no segment information by geographical areas is presented.

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

22.	Cost of sales

	Year ended December 31,
	2006	2005	2004
	$	$	$

Opening inventories	6,584,792	3,931,124	1,327,533
Purchase	71,429,324	59,466,867	37,188,435
Less : closing inventories	(6,620,361)	(6,584,792)	(3,931,124)

	71,393,755	56,813,199	34,584,844

23.	Administrative and other operating expenses

	Year ended December 31,
	2006	2005	2004
	$	$	$
Administrative expenses
Accounting fee	-	20,121	16,459
Advertising and promotion	2,502	19,718	66,914
Auditor’s remuneration	62,695	131,141	22,030
Director’s remuneration	61,713	61,713	61,623
Legal and professional fees	29,263	255,758	479,095
Mandatory provident fund contributions	18,749	18,802	15,346
Staff salaries	444,903	410,542	321,771
Other administrative expenses	11,187	9,150	8,320

	631,012	926,945	991,558

TIMES MANUFACTURE & E-COMMERCE CORPORATION LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

23.	Administrative and other operating expenses (cont’d)

	Year ended December 31,
	2006	2005	2004
	$	$	$
Other operating expenses
Amortization of intangible assets	154,436	154,438	35,382
Amortization of leasehold lands	23,247	7,968	-
Bank charges	132,670	60,735	22,565
Building management fee	10,830	14,512	6,846
Consultancy fee	109,701	50,770	1,284
Electricity and water	12,936	12,255	8,402
Loss on disposal of plant and equipment	7,715	-	-
Motor vehicle expenses	11,361	13,937	23,910
Rent and rates	108,312	138,992	49,865
Telephone	10,465	10,849	9,868
Other operating expenses	72,178	44,668	195,106

	653,851	509,124	353,228
	1,284,863	1,436,069	1,344,786

24.	Comparative amounts

Certain amounts included in prior years’ consolidated financial statements have been reclassified to conform to the current year’s presentation on the basis of recapitalization accounting. These reclassifications had no effect on reported total assets, liabilities, shareholders’ equity, or net income.

(b) Pro Forma Financial Statements.

Unaudited Condensed Pro Forma Combined Financial Information

The accompanying unaudited condensed pro forma combined financial information consists of the combined balance sheet as of December 31, 2006 of Asia Time Corporation, formerly SRKP 9, Inc., a Delaware corporation (the “Company”) and Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation (“Times Manufacture”) and their combined statements of operations for the year ended December 31, 2006, as though the transactions therein described had occurred on the balance sheet date and at the commencement of the period presented. The objective of this pro forma is to show what the significant effects on historical financial information might have been had the herein described transaction occurred at an earlier date.

On December 15, 2006, the Company entered into a share exchange agreement with the sole shareholder of Times Manufacture. Pursuant to the share exchange agreement (the "Exchange Agreement") the Company agreed to issue shares of its common stock in exchange for all of the issued and outstanding securities of Times Manufacture (the "Share Exchange"). The Share Exchange closed on January 23, 2007. Upon the closing of the Share Exchange and pursuant to the terms of the Exchange Agreement, we issued an aggregate of 19,454,420 shares of our common stock to the sole shareholder of Times Manufacture in exchange for all of the issued and outstanding securities of Times Manufacture. Times Manufacture also paid an aggregate of $350,000 to the stockholders of SRKP 9, Inc. In addition, prior to the closing of the Share Exchange, we effectuated a 1.371188519-for-one stock dividend such that there were 3,702,209 shares of common stock outstanding immediately prior to the Share Exchange. We issued no fractional shares in connection with the Share Exchange. The condensed pro forma combined financial information presents historical financial statements, pro forma adjustments and the pro forma results.

The Company entered into two subscription agreements (the “Subscription Agreement”) with certain investors pursuant to which the Company sold an aggregate of 2,250,348 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) at $1.29 per share for an aggregate gross proceeds of $2,952,946

At the initial closing of the Subscription Agreement on January 23, 2007, the Company sold an aggregate of 1,749,028 shares of Series A Preferred Stock. At the second and final closing of the Subscription Agreement on February 9, 2007, the Company sold an aggregate of 501,320 shares of Series A Preferred Stock.

Each share of the Company’s Series A Preferred Stock is convertible into shares of common stock at a conversion price equal to the share purchase price, subject to adjustments.

Asia Time Corporation
Pro Forma Combined Balance Sheets (Unaudited)
December 31, 2006

	Historical	Historical
	Asia Time	Times	Pro Forma		Pro Forma
	Corporation	Manufacture	Adjustments		Combined
	$	$	$		$

ASSETS
Current Assets:
Cash and cash equivalents	3,193	316,621	2,641,683	(2)	2,328,190
			(350,000	)(5)
			(283,307	)(3)
Restricted cash	-	4,523,679			4,523,679
Accounts receivable	-	8,188,985			8,188,985
Prepaid expenses and other receivables	25,000	2,101,133	(139,083	)(3)	1,987,050
Tax prepayment	-	767			767
Inventories	-	6,620,361			6,620,361
Prepaid lease payments	-	22,958			22,958

Total Current Assets	28,193	21,774,504			23,671,990
Deferred tax assets	-	14,042			14,042
Plant and equipment, net	-	890,258			890,258
Leasehold lands	-	895,322			895,322
Held-to-maturity investments	-	301,196			301,196
Intangible assets	-	337,836			337,836
Restricted cash	-	257,301			257,301

TOTAL ASSETS	28,193	24,470,459			26,367,945

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	-	770,360			770,360
Other payables and accrued liabilities	-	190,358			190,358
Advance from related parties	33,000	-	(33,000	)(5)	-
Income tax payable	-	1,453,051			1,453,051
Bank borrowings	-	13,205,167			13,205,167

Total Current Liabilities	33,000	15,618,936			15,618,936
Deferred tax liabilities	-	31,711			31,711

TOTAL LIABILITIES	33,000	15,650,647			15,650,647

STOCKHOLDERS' EQUITY
Preferred stock	-	-	225	(2)	225

Common stock	270	20,002	100	(4)	2,316
			(18,056	)(1)

Additional paid-in capital	1,897	636,242	(100	)(4)	2,977,360
			18,056	(1)
			2,641,458	(2)
			(3,193	)(3)
			(317,000	)(5)
Accumulated other comprehensive income	-	7,470			7,470
Retained earnings	(6,974)	8,156,098	(419,197	)(3)	7,729,927

TOTAL STOCKHOLDERS' EQUITY	(4,807)	8,819,812			10,717,298

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	28,193	24,470,459			26,367,945

Asia Time Corporation Pro Forma Combined Income statement (Unaudited) December 31, 2006

	Historical	Historical
	Asia Time	Times	Pro Forma	Pro Forma
	Corporation	Manufacture	Adjustments	Combined
	$	$	$	$

Net sales	-	81,134,275		81,134,275
Cost of sales	-	(71,393,755)		(71,393,755)

Gross profit	-	9,740,520		9,740,520
Other income	-	424,016		424,016
Depreciation	-	(325,995)		(325,995)
Administrative and other operating expenses	(6,974)	(1,284,863)		(1,291,837)
Professional expenses related to Restructuring and Share Exchange			(419,197)	(419,197)
			(3)
Income from operations	(6,974)	8,553,678		8,127,507
Other income	-	237,571		237,571
Interest expenses	-	(1,060,536)		(1,060,536)

Income before taxes	(6,974)	7,730,713		7,304,542
Income taxes	-	(1,325,761)		(1,325,761)

Net income	(6,974)	6,404,952		5,978,781

Earnings per share of common stock
-Basic and Diluted	(0.001)	320.216		0.258
		(7)		(9)
Weighted average number of common stock
-Basic and Diluted	3,702,209	20,002		23,156,629
	(6)	(8)		(10)

Notes to the Unaudited Condensed Combined Pro Forma Financial Information

(1)	Reflect the issuance of 19,454,420 shares of common stock by Asia Time Corporation for the reverse acquisition of all issued and outstanding shares of capital stock of Times Manufacture.

(2)	Reflect the private placement of 2,250,348 shares of Series A Convertible Preferred Stock at $1.29 per share.

(3)	Reflect the legal and professional fees of share exchange.

(4)	Reflect a 1.371188519-for-one stock reverse split in the course of the share exchange.

(5)	Reflect payment of $350,000 to the shareholders of SRKP 9, Inc.

(6)
The weighted average number of common stock used for computing the historical earnings per share of Asia Time Corporation is based on the 2,700,000 shares issued and outstanding and the effect of a 1.371188519 - for-one stock reverse split resulting of 3,702,209 shares outstanding.

(7)	The historical earnings per share is computed based on the historical income of Times Manufacture as Times Manufacture is considered the accounting acquirer and thus the predecessor.

(8)	The weighted average number of share used for computing the historical earnings per share of Time Manufacture is based on the number of shares issued and outstanding.

(9)	The proforma earnings per share is computed based on the combined historical income of Asia Time Corporation and Times Manufacture.

(10)
The proforma weighted average number of share for computing the proforma earnings per share is based on 2,700,000 shares of Asia Time Corporation issued and outstanding and the effect of a 1.371188519 - for-one stock reverse split resulting of 3,702,209 shares outstanding plus the issuance of 19,454,420 shares of common stock by Asia Time Corporation for the reverse acquisition of all issued and outstanding shares of capital stock of Times Manufacture.

(d) Exhibits:

Exhibit No.	Exhibit Description
2.1**	Share Exchange Agreement, dated as of December 15, 2006, by and among the Registrant, Kwong Kai Shun and Times Manufacture & E-Commerce Corporation, Limited.

3.1**
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-51981) filed with the Securities and Exchange Commission on May 5, 2006).

3.2**	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-51981) filed with the Securities and Exchange Commission on May 5, 2006).

3.3**	Articles of Merger Effecting Name Change.

3.4**	Certificate Of Designations, Preferences And Rights Of Series A Convertible Preferred Stock.

21.1**	List of Subsidiaries.

** Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asia Time Corporation

Dated: September 26, 2007	By:	/s/ Kwong Kai Shun
Kwong Kai Shun
Its: Chairman of the Board, Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1**	Share Exchange Agreement, dated as of December 15, 2006, by and among the Registrant, Kwong Kai Shun and Times Manufacture & E-Commerce Corporation, Limited.

3.1**
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-51981) filed with the Securities and Exchange Commission on May 5, 2006).

3.2**	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-51981) filed with the Securities and Exchange Commission on May 5, 2006).

3.3**	Articles of Merger Effecting Name Change.

3.4**	Certificate Of Designations, Preferences And Rights Of Series A Convertible Preferred Stock.

21.1**	List of Subsidiaries.

** Previously filed.